Exhibit 10.15

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

COLLABORATION AND

EXCLUSIVE LICENSE AGREEMENT

by and between

MERCK SHARP & DOHME CORP.

and

CHIMERIX, INC.

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

THIS COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (“Agreement”), effective as of July 23, 2012 (the “Effective Date”), is made by and between MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey, (“Merck”) and CHIMERIX, INC., a corporation organized and existing under the laws of the State of Delaware (“Chimerix”).

RECITALS:

WHEREAS, Chimerix owns or otherwise controls patents, patent applications, know-how and other information relating to the compound known as CMX157;

WHEREAS, Merck has experience in the development and commercialization of pharmaceutical products; and

WHEREAS, Merck desires to obtain an exclusive license under the Chimerix Patent Rights (as hereinafter defined) and Chimerix Know-How (as hereinafter defined) upon the terms and conditions set forth herein, and Chimerix desires to grant such a license, in order to Research (as hereinafter defined), and to develop, make, have made, use, sell, offer for sale, export and import Compounds (as hereinafter defined) and Products (as hereinafter defined) for use in the Field (as hereinafter defined) in the Territory (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2	“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.3	“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.4	“Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.5	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7	“Change of Control” shall mean with respect to a Party: (i) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (ii) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert (other than financial investment groups that do not have as a primary business the development and/or commercialization of pharmaceutical products or companion diagnostics) acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.8	“Chimerix” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.9	“Chimerix Collaboration Inventions” shall mean all Collaboration Inventions, patentable or otherwise, that are conceived, discovered, developed, invented, reduced to practice and/or otherwise made in the course of conducting activities under this Agreement during the Initial Development Period, solely by employees of Chimerix (or any of its Affiliates) or other persons (not employed by Merck (or any of its Affiliates)) acting on behalf of Chimerix (or any of its Affiliates). Chimerix Collaboration Inventions shall not include Chimerix’s interest in any Joint Collaboration Inventions.

1.10	“Chimerix Know-How” shall mean all Know-How which is Controlled by Chimerix or any of its Affiliates as of the Effective Date or at any time during the Initial Development Period, including (i) the Lipid-Antiviral-Conjugate Technology but only to the extent the same is incorporated in the Compound or Product, and (ii) any Know-How within the Chimerix Collaboration Inventions and Chimerix’s (and its Affiliates’) rights to Know-How within the Joint Collaboration Inventions. For purposes of this definition of “Chimerix Know-How”, “Affiliates” shall exclude a Third Party that becomes an Affiliate of Chimerix after the Effective Date as a result of a Change of Control of

Chimerix in which Chimerix is acquired by such Third Party; provided that in all cases, all Know-How within the “Chimerix Know-How” prior to the time that such Change of Control occurs shall continue to be included in “Chimerix Know-How” following such Change of Control. Notwithstanding the foregoing, to the extent any employee of an Affiliate having control (as defined in Section 1.2) over Chimerix after a Change of Control of Chimerix (i) participates in the Committee (to the extent it continues in existence after such Change of Control), or (ii) serves as an Alliance Manager, all Know-How provided by such employee(s) of such controlling Affiliate during the Initial Development Period shall be included in “Chimerix Know-How”, subject in all cases to Article 7 (including Section 7.1.1).

1.11	“Chimerix Patent Rights” shall mean any and all Patent Rights which are Controlled by Chimerix or any of its Affiliates as of the Effective Date or at any time during the Term and which (i) claim or cover any Compound and/or Product (but excluding claims solely and specifically claiming an Other Active in a given Combination Product as an individual separate component), or the development, manufacture, commercialization, use or sale thereof or the Research, or (ii) claim or cover any Chimerix Know-How. The Chimerix Patent Rights shall include Chimerix’s (and its Affiliates’) rights in Joint Patent Rights. The Chimerix Patent Rights shall include those listed on Schedule 1.11. For purposes of this definition of “Chimerix Patent Rights”, “Affiliates” shall exclude a Third Party that becomes an Affiliate of Chimerix after the Effective Date as a result of a Change of Control of Chimerix in which Chimerix is acquired by such Third Party; provided that in all cases, all Patent Rights within the “Chimerix Patent Rights” prior to the time that such Change of Control occurs shall continue to be included in “Chimerix Patent Rights” following such Change of Control. Notwithstanding the foregoing, to the extent any employee of an Affiliate having control (as defined in Section 1.2) over Chimerix after a Change of Control of Chimerix (i) participates in the Committee (to the extent it continues in existence after such Change of Control), or (ii) serves as an Alliance Manager, all Patent Rights Controlled by such Affiliate which cover or claim inventions provided by such employee(s) of such controlling Affiliate shall be included in “Chimerix Patent Rights”, subject in all cases to Article 7 (including Section 7.1.1).

1.12	“Chimerix Third Party License Agreements” shall mean the UC License.

1.13	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial, as applicable.

1.14	“Collaboration Invention” shall mean any protocol, formula, data, know-how, information, trade secret, process, method, composition of matter, compound, material, article of manufacture, discovery, invention or finding, patentable or otherwise, that is conceived, discovered, developed, invented, reduced to practice and/or otherwise made (as would be necessary to establish inventorship under United States patent law (regardless of where the applicable activities occurred)) in the course of performing activities under this Agreement during the Initial Development Period. For clarity, “Collaboration Invention” shall exclude Patent Rights.

1.15	“Combination Product” shall mean a Product which includes any Other Actives in combination with a Compound, including a fixed-dose combination product. All references to Product in this Agreement shall be deemed to include Combination Product. For clarity, the definition of “Combination Product” shall not be interpreted as a grant of a license by Chimerix to Merck to any proprietary Other Actives of Chimerix for use in a Combination Product as an individual separate component.

1.16	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the Research, or the development, seeking Marketing Authorization for or commercialization of any Product (or Compound, as applicable), such efforts shall be [...***...].Commercially Reasonable Efforts shall be determined on a market-by-market, indication-by-indication and product-by-product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.17	“Committee” shall mean the joint steering committee established to facilitate the collaboration hereunder, as more fully described in Section 2.6.1.

1.18	“Compound” shall mean:

(i)	the (3-(hexadecyloxy)propyl hydrogen ((R)-1-(6-amino-9H-purin 9-yl)propan-2-yloxy) methyl phosphonate, known as “CMX157”;

(ii)	any and all Tenofovir Diphosphate Converting Compounds (other than CMX157) Controlled by Chimerix or any of its Affiliates existing as of the Effective Date, including those set forth on Schedule 1.18;

(iii)	any and all Tenofovir Diphosphate Converting Compounds Controlled by Chimerix or any of its Affiliates and synthesized or generated after the Effective Date and during the Term; but excluding those Tenofovir Diphosphate Converting Compounds owned or otherwise controlled by a Third Party that becomes an Affiliate of Chimerix as a result of a Change of Control of Chimerix in which Chimerix is acquired by such Third Party, which Tenofovir Diphosphate Converting Compounds are (x)

***Confidential Treatment Requested

owned or otherwise controlled by such Third Party immediately prior to such Change of Control, or (y) owned or controlled by such Third Party following such Change of Control, provided that such Tenofovir Diphosphate Converting Compounds were invented or reduced to practice without use of any Chimerix Know-How Controlled by Chimerix as of the time of such Change of Control and are not claimed by any of the Chimerix Patent Rights set forth in Schedule 1.11. For clarity, in all cases, all Tenofovir Diphosphate Converting Compounds described in the first sentence of this clause (iii) or within clauses (i) and (ii) prior to the time that such Change of Control occurs shall continue to be included in “Compounds” following such Change of Control;

(iv)	any and all metabolites of any of the compounds described in the foregoing clauses (i), (ii) or (iii);

(v)	any and all prodrugs of any of the compounds described in the foregoing clause (i), (ii), (iii) or (iv), as well as conjugates and complexes of the compounds described in the foregoing clauses (i), (ii), (iii) or (iv); and/or

(vi)	any and all analogs, salts, free acids/bases, solvates, enantiomers, isomers, hydrates, esters, racemates, poylmorphic forms and/or other derivatives of any of the compounds described in the foregoing clauses (i), (ii), (iii), (iv) or (v).

1.19	“Confidential Information” shall mean any and all proprietary and/or confidential information and data, including all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement.

1.20	“Control”, “Controls” or “Controlled by” shall mean with respect to any Patent Rights, Know-How or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license or other right, other than pursuant to a license under this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.21	“Development Plan” shall have the meaning set forth in Section 3.3.2, as such plan may be amended or updated from time to time in accordance with this Agreement.

1.22	“Excepted Licensor” means any licensor under any of the Chimerix Third Party License Agreements.

1.23	“Field” shall mean the use of Compound and/or Product for any and all purposes in humans, including all therapeutic and prophylactic uses.

1.24	“Filing” of an NDA shall mean the acceptance by the applicable Regulatory Authority of an NDA for filing; provided that such Regulatory Authority has not issued a refusal to file letter or a letter identifying deficiencies for which the Regulatory Authority will suspend its review following submission of the filing.

1.25	“First Commercial Sale” shall mean, with respect to a given Product in a given country in the Territory, the first shipment to a Third Party of commercial quantities of such Product sold in such country to a Third Party on arm’s length terms by Merck (or its Affiliate or sublicensee) for end use or consumption of such Product in the Field in such country in the Territory (following, in all cases, receipt of Marketing Authorization for such Product in such country), excluding, however, any sale or other distribution for use in a Clinical Trial or for compassionate or similar use, or for test marketing, sampling or promotional uses. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

1.26	“Generic Product” shall mean with respect to a Product, any pharmaceutical product (other than those Products commercialized by Merck or its Related Parties hereunder under the trademark designated by Merck or such Related Party), including any combination product, that contains an active ingredient which is a Compound.

1.27	“Good Clinical Practices” or “GCPs” shall mean, as applicable, the then current Good Clinical Practices as such term is defined from time to time by the United States Food and Drug Administration (“FDA”) or other relevant governmental authority having jurisdiction over the development, manufacture or sale of Product in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.28	“Good Laboratory Practices” or “GLPs” shall mean, as applicable, the then current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations (“CFR”) or any comparable corresponding foreign regulations or their respective successor regulations, as applicable.

1.29	“Good Manufacturing Practices” or “GMPs” shall mean, as applicable, the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant governmental authority having jurisdiction over the development, manufacture or sale of Product in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.30	“HBV Indication” shall mean an Indication for the treatment of HBV (hepatitis B virus).

1.31	“HIV Indication” shall mean an Indication for the treatment of HIV (human immunodeficiency virus).

1.32	“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to the applicable Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.33	“Indication” shall mean a separate and distinct disease or medical condition in humans for which (i) a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or (ii) a Product has received Marketing Authorization (as indicated on the approved labeling for such Product), as applicable.

1.34	“Initiates” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a properly enrolled patient in such Clinical Trial.

1.35	“Initial Development Period” shall mean the period commencing on the Effective Date and ending on the Initiation of the first Phase II Clinical Trial for the first Product.

1.36	“Joint Collaboration Inventions” shall mean all Collaboration Inventions, patentable or otherwise, that are conceived, discovered, developed, invented, reduced to practice and/or otherwise made in the course of conducting activities under this Agreement during the Initial Development Period, jointly by employee(s) of Merck and/or its Affiliate and/or a Third Party acting on behalf of Merck or its Affiliate, on the one hand, and employee(s) of Chimerix and/or its Affiliate and/or a Third Party acting on behalf of Chimerix or its Affiliate, on the other hand.

1.37	“Joint Patent Rights” shall mean all Patent Rights to the extent claiming patentable Joint Collaboration Inventions.

1.38	“Know-How” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) necessary, useful or otherwise related to a Compound and/or Product (including any Combination Product), or any formulation, product improvement and/or indication thereof, or the research, discovery, development, manufacture, commercialization or use of any of the foregoing, that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials. “Know-How” shall exclude proprietary data, information, materials and know-how solely and specifically related to an Other Active in a given Combination Product as an individual separate component.

1.39	“Lipid-Antiviral-Conjugate Technology” shall mean all Chimerix proprietary technology, data, information, and know-how related generally to the lipid modification of anti-viral compounds, but not specifically related to a Compound or Product, and all Patent Rights and other intellectual property in connection therewith, but expressly excluding inventions claimed in the Chimerix Patent Rights.

1.40	“Major Markets in the EU” shall mean any one of the following countries: the United Kingdom, France, Germany, Italy or Spain.

1.41	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in a given country in the Territory (including all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.42	“Merck” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.43	“Merck Collaboration Invention” shall mean all Collaboration Inventions, patentable or otherwise, that are conceived, discovered, developed, invented, reduced to practice and/or otherwise made in the course of conducting activities under this Agreement during the Initial Development Term, by employees of Merck (or any of its Affiliates) or other persons (not employed by Chimerix (or any of its Affiliates)) acting on behalf of Merck (or any of its Affiliates). Merck Collaboration Inventions shall not include Merck’s interest in any Joint Collaboration Inventions.

1.44	“NDA” shall mean a New Drug Application, Worldwide Marketing Application, Marketing Authorization Application, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in a given country or group of countries.

1.45	“Net Sales” shall mean:

1.45.1	the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product in the Territory for use in the Field sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)	trade and quantity discounts other than early payment cash discounts;

(b)	returns, rebates, chargebacks and other allowances;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities;

(e)	sales commissions, distribution fees and other similar fees paid to Third Party distributors and/or selling agents;

(f)	a fixed amount equal to [...***...] of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties; and

(g)	the standard inventory cost of devices or delivery systems used for dispensing or administering or delivering Product.

1.45.2	With respect to sales of Combination Products (including fixed-dose combination products), Net Sales for any such Combination Product in a particular country in the applicable Calendar Quarter shall be calculated as follows:

(a)	Where all active ingredients in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying [...***...] by [...***...], and [...***...].

(b)	If the Compound component of the Combination Product is sold separately in such country, but none of the Other Actives is sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product will be calculated by multiplying [...***...] by [...***...], and [...***...].

(c)	If the Compound component of the Combination Product is not sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product will be calculated by multiplying [...***...] by [...***...], and [...***...].

(d)	If neither the Compound component nor the Other Actives are sold separately in such country, Net Sales for the purposes of determining royalties due hereunder for the Combination Product will be [...***...], and [...***...],

***Confidential Treatment Requested

and [...***...].

In applying the foregoing formulas for purposes of Section 1.45.2, Merck shall act in good faith and make determinations in accordance with Merck’s regular accounting methods, consistently applied. In the event either Party reasonably believes that the calculation set forth in Section 1.45.2 does not fairly reflect the value of the Compound relative to the Other Actives in the Combination Product, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products to so reflect such value.

1.46	“Other Actives” shall mean, with respect to a given Combination Product, one or more active pharmaceutical ingredients contained in such Combination Product, other than a Compound.

1.47	“Party” shall mean Merck and Chimerix, individually, and “Parties” shall mean Merck and Chimerix, collectively.

1.48	“Patent Rights” shall mean (i) patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (iii) any and all foreign equivalents of the foregoing in the Territory.

1.49	“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.50	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.51	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.52	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.53	“Proof of Concept” shall mean that a given Compound has completed the [...***...] with respect to the Compound, as defined in and in accordance with the Development Plan, and has met the success criteria set forth in Schedule 1.53 in connection therewith (as such success criteria may be updated in accordance with Section 3.3.3), as reasonably determined by Merck.

***Confidential Treatment Requested

1.54	“Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing a Compound, including any Combination Product. For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

1.55	“Region” means the group of countries in the Territory as set forth in one of the following clauses: [...***...].

1.56	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.57	“Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all Marketing Authorizations), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Compound and/or Product.

1.58	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees hereunder (which term does not include distributors), as applicable.

1.59	“Research” shall mean to conduct research and discovery, including in vitro and in vivo experiments, necessary or useful for the development of, or otherwise in connection with, a Compound or Product. For clarity, Research expressly excludes any making of, or discovery of, compounds that are other than Compounds and/or Products.

1.60	“Tenofovir Diphosphate Converting Compound” shall mean a pharmaceutically active compound that is converted in vivo into the active moiety tenofovir diphosphate. It is understood that CMX157 is a Tenofovir Diphosphate Converting Compound.

1.61	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.62	“Third Party” shall mean an entity other than Merck and its Affiliates, and Chimerix and its Affiliates.

***Confidential Treatment Requested

1.63	“UC License” shall mean that certain License Agreement dated as of May 13, 2002, by and between Chimerix and the Regents of the University of California (“UC”) as amended on September 11, 2002, December 17, 2010, September 14, 2011 and July 19, 2012.

1.64	“Valid Patent Claim” shall mean, with respect to a given Compound, a claim of an issued and unexpired patent included within the Chimerix Patent Rights that [...***...].

1.65	“Violation” shall mean that Chimerix or any of its officers or directors or any other Chimerix personnel (or other permitted agents of Chimerix performing activities hereunder) has been: (1) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (2) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.epls.gov); or (3) listed by any US Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (1), (2) and (3) collectively the “Exclusions Lists”).

1.66	Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section

“AAA”	10.6.1
“Additional Tax”	5.7
“Additional Third Party Licenses”	5.3.7
“Alliance Manager”	2.7
“Approval Milestones”	5.2.1
“Chimerix Indemnified Parties”	9.1
“Chimerix/UC Patent Rights”	7.3
“Code”	8.4(d)

***Confidential Treatment Requested

“EU Approval Milestone”	5.2.1
“Excluded Claim”	10.6.6
“Exclusion List”	1.65
“Executives”	2.6.1
“Indemnified Party”	9.3
“Indemnifying Party”	9.3
“Inventory”	3.2.1
“License Payments”	5.7
“Manufacturing Consultants”	3.2.2
“Merck Indemnified Parties”	9.2
“Merck Patent Rights”	7.2.4
“Merck Withholding Tax Action”	5.7
“Product Infringement Action”	7.5.2
“Relevant Chimerix Patent Claims”	7.5.2
“Royalty Period”	5.3.4
“Safety Termination”	8.2
“Sensitive Information”	10.2
“Taxes”	5.7
“Term”	8.1
“Transfer Period”	3.1
“US Approval Milestone”	5.2.1

Article 2
LICENSE GRANTS; GOVERNANCE

2.1	Exclusive License Grant

Subject to the terms and conditions of this Agreement, Chimerix hereby grants to Merck an exclusive (even as to Chimerix and its Affiliates) royalty bearing license under the Chimerix Patent Rights and the Chimerix Know-How, with the right to sublicense (subject to the restriction set forth below), to conduct Research, and to develop, make, have made, use, offer to sell, sell, export and/or import Compounds and Products, in the Territory for use in the Field. Merck may grant sublicenses (through multiple tiers of sublicenses) of the rights granted to it under this Section 2.1 without Chimerix’s consent; provided, however, that promptly following the execution of any such sublicense with a Third Party, Merck shall provide written notice to Chimerix of the name of the sublicensee.

2.2	Non-Exclusive License Grant

In the event that conduct of the Research, or the development, making, having made, use, offer for sale, sale, export or import by Merck, or Merck’s Related Parties, of Compound(s) or Product(s), infringes a claim of issued letters patent which Chimerix (or any of its Affiliates) owns or otherwise has the right to license and which patents are not included in the Chimerix Patent Rights licensed in Section 2.1, Chimerix (and its Affiliates) hereby grants to Merck, to the extent Chimerix is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and Merck’s Related Parties to conduct such Research, and to develop, make, have made, use, sell, offer for sale, export and/or import Compound(s) and Product(s), in the Territory. Nothing in this Section 2.2 shall obligate Chimerix in any way to obtain or procure, for Merck’s benefit, licenses or rights under any Third Party intellectual property. For purposes of this Section 2.2, “Affiliates” shall exclude a Third Party that becomes an Affiliate of Chimerix after the Effective Date as a result of a Change of Control of Chimerix in which Chimerix is acquired by such Third Party; provided that in all cases, all letters patent owned or controlled by Chimerix or its Affiliates and licensed to Merck pursuant to this Section 2.2 prior to the time that such Change of Control occurs shall continue to be included in the licenses granted to Merck pursuant to this Section 2.2 following such Change of Control.

2.3	No Implied Licenses

Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Know-How, or Confidential Information disclosed to it under this Agreement or under any Patent Rights owned or controlled by the other Party or its Affiliates.

2.4	No Grant of Inconsistent Rights by Chimerix

Chimerix (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Third Party, or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise), (i) any rights to any Chimerix Know-How (or any rights to any intellectual property that would otherwise be included in the Chimerix Know-How) or any Chimerix Patent Rights, in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder, or (ii) any rights to any Compounds or Products (but excluding an Other Active in a given Combination Product as an individual separate component). Without limiting the foregoing, during the Term, Chimerix (and its Affiliates) shall not use (and shall not grant to any Third Party the right to use) any Compounds or Products for any purpose (including the research, development, manufacturing or commercialization thereof), except (x) Chimerix may utilize CMX157 (and any other Compounds synthesized or generated by Chimerix) for its internal research purposes in the course of the development or manufacture of any of Chimerix’s other proprietary compounds or products (other than Compounds or Products) (the “Chimerix Internal Research”) and (y) as otherwise set forth in Section 3.3.5.

2.5	Covenant Not to Sue

Chimerix hereby covenants that during the Term, it (and its Affiliates) shall not sue nor otherwise attempt to enforce against Merck (or any of its Affiliates or Related Parties) any letters patent or other intellectual property rights owned or otherwise controlled by Chimerix (or (x) any of its Affiliates as of the Effective Date or (y) any other Person which becomes an Affiliate of Chimerix after the Effective Date and over which Chimerix has control (as defined in Section 1.2)), as and to the extent such letters patent or other intellectual property rights (i) cover or claim the Compounds or Products (or the development, manufacture, commercialization, use or sale thereof, or the conduct of Research) and (ii) exist prior to or as of the date of expiration of the Initial Development Period.

2.6	Joint Steering Committee

2.6.1	Composition of the Joint Steering Committee. The Parties hereby establish a joint steering committee (the “Committee”) to facilitate the collaboration hereunder during the Initial Development Period. The Committee shall be comprised of three (3) representatives of Merck and three (3) representatives of Chimerix. Each Party shall provide the other with a list of its initial members of the Committee no later than thirty (30) days after the Effective Date, and each Party may change its representatives on the Committee from time to time, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and familiarity with respect to development of pharmaceutical compounds. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The Committee shall be chaired by a representative of Merck, who shall prepare written draft minutes of all Committee meetings within thirty (30) days following such meetings, and shall circulate such minutes to the Committee members. Merck shall issue final minutes within thirty (30) days following receipt of Chimerix’s written comments, if any. Decisions of the Committee shall be made unanimously by the representatives, with each Party having a single vote. In the event that the Committee cannot or does not, after good faith efforts for a period of thirty (30) days, reach agreement on an issue, the issue will be communicated to the appropriate Vice-President of Merck Research Laboratories and the Chief Executive Officer of Chimerix (together, the “Executives”), who shall endeavor to facilitate a resolution of such issue. If the Executives have not resolved such issue within ten (10) business days following the communication of the issue to them, then the resolution and/or course of conduct shall be determined by Merck, in its sole discretion (and such matter shall not be subject to dispute resolution pursuant to Section 10.6). Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.6.2	Meetings and Responsibilities. The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Chimerix and Merck facilities (or such other location as may be determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall be responsible for:

(i)	Facilitating the development of the Compound during the Initial Development Period;

(ii)	Reviewing and discussing the Development Plan including amendments and updates thereto;

(iii)	Monitoring and reviewing the status of the development activities under the Development Plan;

(iv)	To oversee and coordinate the transfer of technology and Inventory pursuant to Sections 3.1 and 3.2; and

(v)	Resolution of any disputes within the purview of the Committee and that are referred from the Alliance Managers, subject to the final decision-making rights under Section 2.6.1.

2.6.3	Disbandment of Committee. At the end of the Initial Development Period, the Committee shall be disbanded and shall have no further rights or obligations hereunder.

2.7	Alliance Managers. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each, an “Alliance Manager”). During the Initial Development Period, the Alliance Managers shall have the right to attend all Committee meetings as non-voting participants and may bring to the attention of the Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers by notice in writing to the other Party. The role of the Alliance Manager shall terminate at the end of the Initial Development Period.

2.8	Compliance with Law

Merck and Chimerix each shall conduct its activities hereunder in compliance with all Applicable Laws.

Article 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1	Technology Transfer; Transition of Activities. As soon as reasonably practicable following the Effective Date (but in all cases within thirty (30) days after Chimerix’s receipt of the upfront payment pursuant to Section 5.1), Chimerix shall (i) disclose to Merck in English (and deliver in an electronic format, or in written format to the extent that electronic format is not available) all Chimerix Know-How as and to the extent embodied by the Compound or Product, (ii) transfer to Merck all materials (other than Inventory) related to a Compound or Product in Chimerix’s (or any of its Affiliate’s) possession or Control, and (iii) transfer and assign to Merck all Regulatory Documentation in Chimerix’s (or any of its Affiliate’s) possession or Control (including the transfer to Merck of a database that contains all relevant information regarding adverse events that have been observed during any clinical trials or studies with respect to a Compound or Product prior to the Effective Date), including the transfer and assignment of IND #103,150 to Merck. Thereafter during the Term, Chimerix shall cooperate with Merck and promptly disclose to Merck in English (and deliver in an electronic format, or in written format to the extent that electronic format is not available) any other intellectual property relating to a Compound or Product (or the development, making, use or sale thereof, or the Research) as may be developed or identified by Chimerix (or its Affiliates), to the extent that Merck has a license thereto under this Agreement. Chimerix shall assist Merck to ensure an orderly transition and uninterrupted development of the Compound, including providing technical assistance to Merck (or its designee) in connection therewith from time to time during the Term as requested by Merck; provided, however, that with respect to any such technical assistance under this Section 3.1 as well as with respect to any Manufacturing Consultation provided under Section 3.2.2, in each case, that is requested by Merck after the ninety (90) day anniversary of the Effective Date (such period from the Effective Date through the ninety (90) day anniversary of the Effective Date, the “Transfer Period”), Merck shall reimburse Chimerix (within thirty (30) days after a receipt of an itemized invoice from Chimerix) for those reasonable costs and expenses for such technical assistance under this Section 3.1 or Manufacturing Consultation under Section 3.2.2 (including on a pro-rata basis the FTE rate of [...***...] per FTE per annum for Chimerix’s personnel engaged in such technical assistance), as applicable, but solely to the extent that such costs and expenses have been agreed to by Merck in writing prior to the commencement of such activities (and for clarity, Chimerix shall be solely responsible for, and shall not be entitled to reimbursement for, any other costs or expenses in connection therewith). For clarity, no such amounts shall be payable by Merck with respect to any such activities during the Transfer Period.

3.2	Inventory Transfer and Manufacturing Technology Transfer.

3.2.1	Inventory Transfer. As soon as reasonably practicable following the Effective Date (but in all cases within thirty (30) days after Chimerix’s receipt of the upfront payment pursuant to Section 5.1), Chimerix shall transfer and deliver to

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Merck (at a location to be specified by Merck to Chimerix), at no additional cost, all inventory of Compound and Product (including inventory of cGMP and non-cGMP bulk Compound as well as bulk Product) held by or on behalf of Chimerix or any of its Affiliates (including any such inventory held at any contract manufacturer) (the “Inventory”). The quantity of such Inventory shall be at a minimum, the quantities as set forth on Schedule 3.2, which schedule shall be broken down by cGMP and non-cGMP bulk Compound as well as by cGMP and non-cGMP bulk Product.

3.2.2	Manufacturing Technology Transfer. Without limiting the provisions of Section 3.1, as soon as reasonably practicable following the Effective Date (but in all cases within thirty (30) days after Chimerix’s receipt of the upfront payment pursuant to Section 5.1), Chimerix shall transfer or cause to be transferred (including from its Third Party contract manufacturers) to Merck, or a Third Party manufacturer designated by Merck, copies in English (in writing and in an electronic format, or in written format to the extent that electronic format is not available) of all data, information and other Know-How Controlled by Chimerix (or any of its Affiliates or its Third Party contract manufacturers) that is related to the manufacture of the Compounds and/or Products, in order to enable Merck (or its designee) to manufacture the Compounds and Products, including to replicate the process employed by or on behalf of Chimerix to manufacture Compounds and Products. In addition, at the request of Merck from time to time during the eighteen (18) month period following the Effective Date, Chimerix shall make its (and its Affiliates’) employees and consultants (including personnel of its Third Party contract manufacturers) available to Merck to provide consultation and technical assistance in order to ensure an orderly transition of the manufacturing technology and operations to Merck (or its designee) and to assist Merck (or its designee) in the start-up of its manufacture of Compound and Product (such consultation, the “Manufacturing Consultation”). For clarity, the Manufacturing Consultation shall be at no cost or expense to Merck during the Transfer Period; provided, however, that Merck shall at all times (including during the Transfer Period) reimburse Chimerix (within thirty (30) days after a receipt of an itemized invoice from Chimerix) for those reasonable out-of-pocket costs payable by Chimerix to its Third Party contract manufacturer for the use of such Third Party contract manufacturer’s personnel in providing such Manufacturing Consultation to Merck to the extent applicable (but solely to the extent that Merck has agreed to the amount of such costs in writing prior to such Manufacturing Consultation, and for clarity, Chimerix shall be solely responsible for any costs incurred in excess of such agreed upon amount but shall not be obligated to incur such excess costs for Merck’s benefit).

3.3	Development, Manufacture and Commercialization

3.3.1	General; Efforts. Merck (and its Affiliates), either itself or together with Third Party(ies), shall have the sole right to (and shall control all aspects of) conduct

Research, and to develop (including pre-clinical and clinical development), manufacture, register and commercialize (including marketing, promoting, selling, distributing and determining pricing for) Compounds and Products, and for clarity, Chimerix (and its Affiliates) shall have no right to do so, except as may be expressly provided in Section 3.3.5 and Section 2.4 (with respect to the Chimerix Internal Research). Merck shall use Commercially Reasonable Efforts to develop, seek Marketing Authorization (as necessary) for, and commercialize, at least one Product for use in the Field in (i) the United States, and (ii) at least three (3) of the Major Markets in the EU. For clarity, the Parties agree that Merck’s primary focus with respect to the development of Product hereunder initially will be to use Commercially Reasonable Efforts to develop a Product for the HIV Indication, and following the First Commercial Sale of a Product for the HIV Indication, Merck shall also use Commercially Reasonable Efforts to develop a Product for one or more other Indications, which may include the HBV Indication; provided, however, that any failure to use Commercially Reasonable Efforts to develop a Product for any such other Indications shall not give rise to a right of termination of this Agreement (in whole or in part) by Chimerix under Section 8.3.1(a). All other development, seeking Marketing Authorizations, and commercialization efforts with respect to the Compounds and Products shall be at the discretion of Merck.

3.3.2	Development Plan. Attached hereto as Schedule 3.3.2 is the initial Development Plan for the development of the Product for the HIV Indication. From time to time during the Initial Development Period (but no less than once per Calendar Year), Merck shall update the Development Plan and provide such updated Development Plan, along with development reports (pursuant to Section 3.4.2) summarizing the status of Merck’s development efforts as against such Development Plan, to the Committee for its review and discussion (provided that for clarity, following the end of the Initial Development Period, Merck shall no longer be obligated to update the Development Plan or provide any updates thereto to the Committee). Subject to Section 3.3.3, all decisions with respect to the creation, amendment, modification and implementation of the Development Plan shall be made by Merck. Notwithstanding the foregoing, the Development Plan shall be for informational purposes only.

3.3.3	Amendment of Success Criteria. In the event that the Development Plan is amended by Merck in any material way, then, at the request of either Party, the Parties shall discuss if the success criteria set forth in Schedule 1.53 should be amended as a result of the amendments to the Development Plan; provided, however, that such success criteria shall not be amended unless and until the Parties agree in writing to an amendment of the success criteria set forth in Schedule 1.53 in accordance with Section 10.7.

3.3.4	Regulatory Matters. In the event that Merck determines that any regulatory filings for any Compounds or Products are required for any activities hereunder,

including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck shall have the sole right, in its discretion, to file for and seek to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products. For clarity, Chimerix (and its Affiliates) shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise communicate or interact with any Regulatory Authorities with respect to the Compounds or Products.

3.3.5	Chimerix Manufacturing Opportunity. In the event that Merck determines to engage a Third Party contract manufacturer to manufacture commercial quantities of the active pharmaceutical ingredient for a Product (but solely with respect to active pharmaceutical ingredient containing the Compound, and, for clarity, this Section 3.3.5 shall not apply to any Other Actives, if any, in such Product) for commercialization purposes (but excluding, for clarity, Product for development or other non-commercial purposes), then Merck shall notify Chimerix thereof, and Chimerix shall have the right (but not the obligation) to bid on the manufacture of such quantities of active pharmaceutical ingredient in accordance with bid procedures made available by Merck to other potential Third Party manufacturers. Notwithstanding the foregoing, Merck shall have the right (in its sole discretion) to accept or reject Chimerix’s bid and to accept or reject any other Third Party bid. In making such determination, Merck may consider various factors, including (i) experience, capability, and capacity with respect to the active pharmaceutical ingredient and relevant manufacturing technology, (ii) pricing, and (iii) Merck’s global regulatory, compliance and commercial policies and expectations. If Merck accepts Chimerix’s bid to manufacture such active pharmaceutical ingredient, Chimerix’s manufacture of such active pharmaceutical ingredient shall be conditioned upon Chimerix and Merck entering into a mutually satisfactory manufacturing and supply agreement. For clarity, neither Merck nor any of its Affiliates is obligated to provide Chimerix with any preference over any other Third Party contract manufacturer in making any determinations with respect to the selection of a contract manufacturer.

3.4	Records and Reports

3.4.1	Records. Merck shall maintain accurate records relating to its development work with respect to the Product hereunder.

3.4.2	Reports. Within thirty (30) days following the end of each Calendar Year during the Initial Development Period, Merck shall provide to Chimerix (through the Committee) a written progress report which shall summarize (a) the development status of the Products and (b) the development efforts undertaken by Merck hereunder with respect to the Products (including a comparison against the Development Plan) during such Calendar Year. Thereafter, following the Initiation of the first Phase II Clinical Trial for the Product through the end of the Term, Merck shall provide to Chimerix a written progress report, every six (6) months during a Calendar Year (which reports shall be due within thirty (30) days following June 30th and December 31st), which shall (i) summarize the development status of the Products (if any), (ii) list any NDAs submitted by Merck with respect to the Products, and any Marketing Authorizations (other than pricing approvals) obtained, and (iii) summarize the general commercialization activities undertaken by Merck hereunder with respect to the Product, in each case, since the last such report. After the Initial Development Period, Merck shall promptly respond in writing to Chimerix’s reasonable requests or inquiries relating to the written progress reports provided hereunder pursuant to this Section 3.4.2 (but no more than once per Calendar Year) to answer questions that Chimerix may have (provided, however, that all such requests, inquiries and questions from Chimerix must be in writing).

3.5	Excused Performance

In addition to the provisions of Article 6 hereof, the obligations of Merck with respect to any Product under Section 3.3 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and any obligation of Merck to develop, manufacture, seek to obtain regulatory approval for, or commercialize any such Product may be delayed or suspended so long as in Merck’s opinion any such condition or event exists.

Article 4
CONFIDENTIALITY AND PUBLICATION

4.1	Nondisclosure Obligation

All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)	with respect to Merck (and/or its Affiliates and/or Related Parties), is disclosed to governmental or other regulatory agencies in order to gain or maintain approval to conduct clinical trials or to market Product, or with respect to either Party (and/or its Affiliates and/or Related Parties), is disclosed to governmental or other regulatory agencies as may be reasonably necessary in order to obtain patents (subject to the applicable provisions of Article 7);

(f)	is deemed necessary or reasonably useful by Merck to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement (including the exercise of licenses granted to Merck hereunder) on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and nonuse provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years;

(g)	is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and nonuse provisions contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than ten (10) years; or

(h)	is deemed necessary to be disclosed to any bona fide potential or actual investor, investment banker, acquirer, merger partner or other potential or actual financial partner in connection with a financing, merger, or acquisition, in which case, each Party shall have the further right to disclose the material financial terms of this Agreement provided that in connection with such disclosure each disclosee shall be under a confidentiality obligation no less protective than those set forth in this Agreement.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, as applicable, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 or Section 4.2, as applicable, and the Party disclosing Confidential Information pursuant to Applicable Law or court order shall take all steps reasonably necessary, including without limitation, obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. The Parties shall reasonably agree in advance with each other on the terms of this Agreement to be redacted in any Securities and Exchange Commission filings.

4.2	Chimerix Know-How. Without limiting the provisions of Section 4.1, Chimerix agrees to keep all Chimerix Know-How relating solely to Compound or Product confidential, subject to Section 4.1(b). For clarity, Chimerix’s obligation under this Section 4.2 shall not apply to the Lipid-Antiviral-Conjugate Technology.

4.3	Publication

Chimerix shall not, and shall cause its Affiliates and its and such Affiliates’ employees, consultants, contractors and agents not to, publish or present any Confidential Information of Merck or any other information with respect to any Compound or Product without Merck’s prior written consent (in its sole discretion). The foregoing sentence shall in no way prohibit or limit Chimerix’s and its Affiliates’ (and its and their respective employees’, contractors’ and agents’) right to publish or present any information with respect to the Lipid-Antiviral-Conjugate Technology so long as such information is not specific to Compound or Product. For clarity, notwithstanding the provisions of Section 4.1, Merck and its Affiliates (and its and their respective employees, consultants, contractors and agents) shall have the right to publish the results of its or their Research, or the development with respect to the Compounds and Products, including the right to publish the results or summaries of results of any clinical trials conducted hereunder with respect to a Product on Merck’s clinical trial register; provided, however, in the event any such publication describes Confidential Information of Chimerix related to the Lipid-Antiviral-Conjugate Technology, Merck shall provide Chimerix the prior opportunity to review, as described hereafter. With respect to any publication describing Confidential Information of Chimerix related to the Lipid-Antiviral-Conjugate Technology, Merck shall deliver to Chimerix a copy of the applicable sections of the proposed written publication, or a detailed outline or draft presentation of an oral disclosure, at least thirty (30) days prior to submission for publication or presentation. Chimerix shall have the right to request a reasonable delay in publication or presentation of those portions of the publication containing Confidential Information of Chimerix regarding the Lipid-Antiviral-Conjugate Technology in order to protect patentable information on the Lipid-Antiviral-Conjugate Technology. If Chimerix requests such delay in publication for purposes of protecting such patentable information related to the Lipid-Antiviral-Conjugate Technology, Merck shall delay submission or presentation of those portions of the publication containing Confidential Information of Chimerix regarding the Lipid-Antiviral-Conjugate Technology for a period of sixty (60) days to enable filing of patent applications protecting the Lipid-Antiviral-Conjugate Technology. Upon expiration of such sixty (60) days, Merck and its Affiliates (and its and their respective employees, consultants, contractors and agents) shall be free to proceed with the publication or presentation of such portions of the publication.

4.4	Publicity/Use of Names

No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law; provided that in the event disclosure is required by Applicable Law, the disclosing Party shall use good-faith efforts to give the non-disclosing Party an opportunity, with reasonable advance notice, to review and comment on any proposed disclosure. Notwithstanding the foregoing, Chimerix shall have the right to issue a press release on execution of this Agreement in the form set forth in Schedule 4.4. Disclosure of Confidential Information either for which consent has previously been obtained (including the contents of the press release set forth in Section 4.4) or which has previously been disclosed publicly will not require additional, advance approval.

4.5	Remedies

Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 4.

Article 5

PAYMENTS; ROYALTIES AND REPORTS

5.1	Upfront Payment

In consideration for the rights and licenses granted to Merck hereunder, upon the terms and conditions contained herein, Merck shall pay to Chimerix, within thirty (30) days following the Effective Date, a non-refundable, non-creditable upfront payment in the amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

5.2	Milestone Payments

5.2.1	Milestones. In consideration for the rights and licenses granted to Merck hereunder, upon the terms and conditions contained herein, Merck shall pay to Chimerix the following non-refundable, non-creditable amounts, for the first Compound (or Product, as applicable) for which Merck achieves the following milestone event during the Term:

Event		Payment Amount for the First Indication (if any)			Payment Amount for the Second Indication (if any)
Demonstration of Proof of Concept for Compound	$	[...***...	]	$	[...***...	]
Initiation of the first Phase II Clinical Trial for Product	$	[...***...	]	$	[...***...	]
Initiation of the first Phase III Clinical Trial for Product	$	[...***...	]	$	[...***...	]
Filing of the first NDA with the FDA in the United States for Product	$	[...***...	]	$	[...***...	]
Filing of first NDA with the EMA (through the centralized filing procedure) for Product	$	[...***...	]	$	[...***...	]
Approval by the FDA of Marketing Authorization in the United States for a Product (the “US Approval Milestone”)	$	[...***...	]	$	[...***...	]
Approval by the relevant Regulatory Authorities of Marketing Authorization in the first three (3) Major Markets in the EU for a Product (the “EU Approval Milestone”) (The EU Approval Milestone collectively with the US	$	[...***...	]	$	[...***...	]

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Approval Milestone are referred to as the “Approval Milestones”)

For clarity, each of the foregoing milestones in this Section 5.2.1 shall be payable only one (1) time upon the initial achievement of the applicable milestone event (regardless of how many Products or Compounds achieve the relevant milestone) and no amounts shall be due hereunder for subsequent or repeated achievement of such milestones. For further clarity, the foregoing milestones will be payable only with respect to the first and second Indications (if any), as applicable, achieving such milestones (with the first Indication milestone payments being set forth in the column entitled “Payment Amount for the First Indication” and the second Indication milestone payments being set forth in the column entitled “Payment Amount for the Second Indication”, if any) and no additional milestones shall be payable for any subsequent additional Indications. For any given event listed above, the first and second Indications may be achieved by the same Product or Compound, or achieved by different Products or Compounds, but in all cases, the second Indication shall mean a different and distinct disease. The maximum amount payable by Merck under this Section 5.2.1 is one hundred fifty one million dollars ($151,000,000) assuming each of the seven (7) milestones were achieved for each of two Indications.

Notwithstanding the foregoing, in the event that the approval of Marketing Authorizations (which would otherwise trigger an Approval Milestone) is subject to the satisfaction of additional requirements before Merck becomes legally permitted to market and sell the Product in the applicable market (including all applicable pricing and governmental reimbursement approvals), then the Approval Milestone shall not become payable until such requirements are satisfied.

In the event that Merck is required to pay the “Initiation of the first Phase II Clinical Trial for a Product” milestone for the first Indication, and Merck has previously determined that the Compound has not met the success criteria to establish Proof of Concept and thus not previously paid the “Demonstration of Proof of Concept for Compound” milestone for such first Indication, then Merck shall pay to Chimerix the “Demonstration of Proof of Concept for Compound” milestone simultaneously with the payment of such “Initiation of the first Phase II Clinical Trial for a Product” milestone for such first Indication. For clarity, in all cases, the “Demonstration of Proof of Concept for Compound” milestone shall be payable only one time.

5.2.2	Reporting and Payment. Merck shall notify Chimerix in writing within thirty (30) days following the achievement of each milestone as set forth in Section 5.2.1, as applicable, and shall make the appropriate milestone payment along with such notification to Chimerix.

5.3	Royalties

5.3.1	Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Chimerix royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.3.

5.3.2	Patent Royalties. Subject to the provisions of Section 5.3.3, on a Product-by-Product basis, Merck shall pay Chimerix royalties in an amount equal to the following percentage of aggregate Net Sales of a given Product sold by Merck or its Related Parties in countries in the Territory for use in the Field, provided that the sale of such Product by Merck or its Related Parties would infringe a Valid Patent Claim in the country of sale:

(a)	[...***...] of such Net Sales of a given Product in the Territory in a given Calendar Year up to and including Net Sales of [...***...];

(b)	[...***...] of such Net Sales of a given Product in the Territory in a given Calendar Year for the portion of such Net Sales exceeding [...***...] up to and including [...***...]; and

(c)	[...***...] of such Net Sales of a given Product in the Territory in a given Calendar Year for the portion of such Net Sales exceeding [...***...].

For clarity, all Net Sales of the applicable Product for which a royalty is payable in a given country in a given Calendar Year under this Section 5.3.2 and under 5.3.3 shall be included in aggregate Net Sales for purposes of determining the foregoing royalty tiers for such Calendar Year; provided that in all cases, (i) if no royalty is payable on a given unit of Product, then the Net Sales of such unit of Product shall not be included for determining the foregoing royalty tiers and (ii) Net Sales of a given Product will not be combined with Net Sales of any other Product for purposes of determining the foregoing royalty tiers.

5.3.3	Know-How Royalty. Notwithstanding the provisions of Section 5.3.2 above, on a Product-by-Product basis, in countries in the Territory where the sale of such Product by Merck or its Related Parties would not infringe a Valid Patent Claim, Merck shall pay royalties on Net Sales of such Product sold by Merck or its Related Parties for use in the Field in such countries at royalty rates that shall be set at [...***...] of the applicable royalty rate determined according to Section 5.3.2, mutatis mutandis.

5.3.4	Royalty Calculation and Royalty Period. Royalties on a given Product at the rates set forth above shall, on a Product-by-Product basis, commence with the First

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Commercial Sale of the Product and shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim that would be infringed by the sale of such Product in such country; or (ii) the period of [...***...] following the First Commercial Sale of such Product in such country (the “Royalty Period”). Notwithstanding anything to the contrary contained herein, all royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial;

(iv)	no royalties shall accrue on the disposition of Product by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non commercial purpose);

(v)	the determination of whether a royalty will be paid at the rate set forth under Section 5.3.2 or 5.3.3 shall be determined on a Product-by-Product and country-by-country basis, provided that for clarity, with respect to a given Product, the Net Sales of such Product in countries falling within the royalty scheme set forth in Section 5.3.2 and the Net Sales of such Product in countries falling within the royalty scheme set forth in Section 5.3.3 shall be aggregated for purposes of determining the applicable royalty tiers under Section 5.3.2 or 5.3.3, as applicable. Notwithstanding the foregoing, in order to calculate the actual amount of the royalty payments under Section 5.3.2 (Patent Royalty) or 5.3.3 (Know-How Royalty), as applicable, with respect to a given Product, the Net Sales subject to royalties under Section 5.3.2 and the Net Sales subject to royalties under Section 5.3.3 shall be allocated proportionately across each of the relevant royalties tiers.

5.3.5	Royalties for Bulk Compound. In those cases in which Merck sells bulk Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.3 shall be applicable to the bulk Compound only (but solely to the extent that a royalty would otherwise be payable on the Product incorporating such Compound).

***Confidential Treatment Requested

5.3.6	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.2 or 5.3.3, as applicable, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.3.2 or 5.3.3, as applicable, shall be reduced to the rate paid by the compulsory licensee.

5.3.7	Merck Third Party Licenses. In the event that Merck or any of its Related Parties determines that it is commercially reasonable to obtain one or more licenses under any Patent Rights or know-how from Third Parties in order to make, have made, use, offer to sell, sell, export or import Compound(s) or Product(s) (but excluding any such licenses that are solely and specifically related to an Other Active in a given Combination Product as an individual separate component) (hereinafter “Additional Third Party Licenses”), then [...***...] of the consideration (including upfront payments, licenses fees, milestone payments and royalties) actually paid under such Additional Third Party Licenses by Merck or its Related Parties in connection with the manufacture, use, sale, export or import, as applicable, of such Compound or Product in a country for a given Calendar Quarter shall be creditable against the royalty payments due Chimerix by Merck with respect to the sale of such Compound or Product in such country; provided, however, that in no event shall the royalties owed by Merck to Chimerix for such Calendar Quarter in such country be reduced by more than [...***...] pursuant to this Section 5.3.7 (provided, however, that if Merck is not able to fully recover the amounts paid by Merck or its Related Parties under Additional Third Party Licenses as a result of the foregoing restriction, then Merck shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount, subject to such [...***...] cap for any such future Calendar Quarters).

5.3.8	Generic Products. In the event that one or more Generic Product(s) is/are sold in a given country, and such Generic Product(s) attain, in the aggregate among all such Generic Products, on a Calendar Quarter basis a market share (which market share shall be calculated as the quotient of [...***...] divided by [...***...] plus [...***...] as measured by [...***...], then the royalty rate to be paid by Merck on Net Sales in that country for the applicable Product under Section 5.3.2 or 5.3.3, as applicable, shall thereafter during the Royalty Term be reduced by [...***...] in such country.

***Confidential Treatment Requested

5.4	Reports; Payment of Royalty

During the Term following the First Commercial Sale of a Product, Merck shall furnish to Chimerix a quarterly written report for each Calendar Quarter showing, on a country-by-country and Product-by-Product basis, the calculation of Net Sales (including the calculation of royalties from Combination Products, if any, as determined in accordance with the applicable formula set forth under the definition of Net Sales), showing the aggregate deductions from gross sales (as such term is defined by Merck in its standard practices) under the definition of Net Sales, of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory for use in the Field during the reporting period and the royalties payable under this Agreement. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.5	Audits

(a)	Upon the written request of Chimerix and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Chimerix and reasonably acceptable to Merck, at Chimerix’s expense, to have access during normal business hours to such of the books and records of account of Merck as may be reasonably necessary to verify the accuracy and completeness of the royalty reports and payments hereunder for any Calendar Year ending not more than [...***...] prior to the date of such request. The accounting firm shall disclose to Chimerix only whether the royalty reports are correct or incorrect, and the amount of and description of any discrepancy. No other information shall be provided to Chimerix.

(b)	If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Chimerix delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Chimerix; provided, however, that if such audit uncovers an underpayment of royalties by Merck that exceeds the greater of [...***...] or [...***...] of the total royalties owed for the period in question, the fees of such accounting firm shall be paid by Merck.

(c)	Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck

***Confidential Treatment Requested

and to keep and maintain records of sales made pursuant to such sublicense to the same extent required of Merck under this Agreement.

(d)	Upon the expiration of [...***...] following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Chimerix, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

(e)	Chimerix shall treat all financial information subject to review under this Section 5.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.6	Payment; Exchange Rate

All payments to be made by Merck to Chimerix under this Agreement shall be made in United States dollars and may be paid by check made to the order of Chimerix or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Chimerix from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Chimerix shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system (or such other globally accepted standard as Merck may choose from time-to-time) prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by Merck.

5.7	Income Tax Withholding

Chimerix shall be liable for all income and/or other taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Chimerix under this Article 5 or otherwise under this Agreement (“License Payments”). If applicable laws, rules or regulations require withholding of Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the License Payments. Merck shall submit appropriate proof of payment of the withheld Taxes to Chimerix and shall provide Chimerix with the official receipts within a reasonable period of time. Upon request by Chimerix, Merck shall provide Chimerix reasonable information in its possession in order to assist Chimerix in obtaining the benefit of any present or future treaty against double taxation which may apply to the License Payments.

If Merck is required to make a payment to Chimerix subject to a deduction or withholding of Tax, and if such deduction or withholding of Tax obligation arises solely as a result of the assignment of this Agreement by Merck or as a result of any failure on

***Confidential Treatment Requested

the part of Merck to comply with Applicable Laws relating to the withholding of Tax, in each case, after the Effective Date, that has the effect of increasing the deduction or withholding of Tax on such payment above the amounts of deduction or withholding of Tax that would otherwise be deducted or withheld prior to such assignment of this Agreement or prior to such failure by Merck to comply with such Applicable Laws, as applicable (a “Merck Withholding Tax Action”), then the payment by Merck (in respect of which such deduction or withholding of Tax is required to be made) shall be increased by the amount of such additional deduction or withholding Tax (the “Additional Tax”), but solely to the extent that (i) such Additional Tax arises solely as a direct result of such Merck Withholding Tax Action and (ii) such Additional Tax cannot be recovered by Chimerix. The Additional Tax, along with any other Tax deducted and withheld from the payment made by Merck, shall be timely remitted to the proper Governmental Authority for the account of Chimerix in accordance with Applicable Laws.

5.8	Chimerix Third Party Licenses. Notwithstanding the provisions of Section 5.3.7, Chimerix shall be solely responsible for satisfying all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under the Chimerix Third Party License Agreements, which payments arise as a result of any activities hereunder.

Article 6
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

6.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party the following as of the Effective Date of this Agreement:

(a)	Corporate Power. Such Party is duly organized and validly existing under the laws of the state of its organization and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	Due Authorization and Execution. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors.

(c)	Non-Contravention. The execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party (including, with respect to Chimerix, the Chimerix Third Party License Agreements).

6.2	Representations and Warranties

Chimerix represents and warrants to Merck that as of the Effective Date of this Agreement:

(a)	Schedule 1.11 sets forth a true, correct and complete list of Chimerix Patent Rights existing as of the Effective Date and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners. The Chimerix Patent Rights and the Chimerix Know-How constitute all intellectual property owned or otherwise controlled (through license or otherwise) by Chimerix (or any of its Affiliates) that are necessary or useful to conduct the Research and/or to develop, manufacture, sell or use the Compounds and/or Products;

(b)	all issued patents within the Chimerix Patent Rights are in full force and effect, and, to the best of Chimerix’s knowledge, the Chimerix Patent Rights exist and are not invalid or unenforceable, in whole or in part;

(c)	it has the full right, power and authority (including the full right, power and authority under the Chimerix Third Party License Agreements) to enter into this Agreement, to perform the activities hereunder and to grant the licenses and sublicenses granted herein (including the licenses and sublicenses granted under Article 2 hereof);

(d)	it (and its Affiliates) has not previously (i) assigned, transferred, conveyed or otherwise encumbered its right, title and/or interest in Chimerix Patent Rights or Chimerix Know-How, or (ii) otherwise granted any rights to any Third Parties that would conflict with the rights granted to Merck hereunder, and, to the best of Chimerix’s knowledge, there is no unauthorized use, infringement or misappropriation of any Chimerix Patent Rights or Chimerix Know-How;

(e)	it is the sole and exclusive owner or, to the best of Chimerix’s knowledge, the sole and exclusive licensee (pursuant to the Chimerix Third Party License Agreements, as applicable) of the Chimerix Patent Rights (and, to the best of Chimerix’s knowledge, the Chimerix Know-How), all of which are free and clear of any liens, charges and encumbrances, and, to the best of Chimerix’s knowledge, no other Person has any claim of ownership whatsoever with respect to the Chimerix Patent Rights and/or the Chimerix Know-How;

(f)	to the best of Chimerix’s knowledge, the exercise of the license granted to Merck under the Chimerix Patent Rights and Chimerix Know-How pursuant to Section 2.1, as well as the Research, and the development, manufacture, use, sale, export and import of Compounds and Products (provided that no such representation or warranty is made with respect to an Other Active in a given Combination Product as an individual separate component or in combination with the Compound), as contemplated as of the Effective Date, does not and will not infringe or misappropriate any intellectual property rights owned or possessed by any Third Party;

(g)	there are no claims, judgments or settlements against or owed by Chimerix (or any of its Affiliates) with respect to the Chimerix Patent Rights, Chimerix Know-How and/or the Compounds, and, to the best of Chimerix’s knowledge, no pending or threatened claims or litigation, relating to the Chimerix Patent Rights and/or Chimerix Know-How and/or the Compounds;

(h)	the Chimerix Third Party License Agreements are the only agreements (including any licenses), written or, to the best of the Company’s knowledge, oral, granting any licenses or other rights to Chimerix (or any of its Affiliates) relating to the Compounds, Products, Chimerix Patent Rights and/or Chimerix Know-How;

(i)	with respect to each Chimerix Third Party License Agreement, (i) it is in full force and effect; (ii) neither Chimerix nor any of its Affiliates is in breach thereof; (iii) neither Chimerix nor any of its Affiliates has received any notice of breach or notice of threatened breach thereof; (iv) neither Chimerix nor any of its Affiliates has received any notice of any intent to reduce the scope of the field or the licenses thereunder or render any license thereunder non-exclusive, and, to the best of its knowledge, no event, act or omission has occurred which could give rise to the right of the counterparty to such Chimerix Third Party License Agreement to reduce the scope of the field or the licenses thereunder or render any of the licenses thereunder non-exclusive; and (v) Chimerix has made available to Merck all material written correspondence under Chimerix’s reasonable control relating to such Chimerix Third Party License Agreement;

(j)	Chimerix has disclosed to Merck all material information regarding the Chimerix Patent Rights and Chimerix Know-How, including any licenses and material agreements related to the Chimerix Patent Rights and/or Chimerix Know-How;

(k)	Chimerix has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

(l)	neither Chimerix nor any of its Affiliates has obtained, or filed for, any INDs (other than IND #103,150), NDAs or Marketing Authorizations for any Compounds or Products, and, to the best of Chimerix’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products;

(m)	Chimerix has disclosed to Merck all material information and data, including all correspondences to/from any Regulatory Authority, in each case related to any Compounds or Products (but excluding such information or data solely and specifically related to an Other Active in a given Combination Product as an individual separate component), regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Compounds or Products, and including in all cases, all safety or efficacy information and data related to the Compounds or Products (but excluding such information or data solely and specifically related to an Other Active in a given Combination Product as an individual separate component);

(n)	Chimerix (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including to Section 21 USC 335a, or any foreign equivalent thereof with respect to the Compounds;

(o)	all research and development (including non-clinical studies and Clinical Studies) related to the Compounds and/or Products (but excluding any research and development solely and specifically related to an Other Active in a given Combination Product as an individual separate component, if applicable) prior to the Effective Date, including the research and development set forth on Schedule 6.2(o), has been conducted by or on behalf of Chimerix (and/or any of its Affiliates), and, to the best of Chimerix’s knowledge, any other Person, in accordance and compliance with all Applicable Laws and all GLPs, GCPs and GMPs;

(p)	except as set forth in Schedule 6.2(p), there are no ongoing research or development activities (including any Clinical Trials) being conducted by or on behalf of Chimerix or any of its Affiliates with respect to the Compounds or Products;

(q)	the compounds set forth on Schedule 1.18 as well as the compound known as “CMX157” are the only compounds owned by Chimerix (or any of its Affiliates) or to which Chimerix (or any of its Affiliates) has rights (by license or otherwise) that are known to be Tenofovir Diphosphate Converting Compounds; and

(r)	the Inventory to be provided to Merck hereunder was (and at all times up until delivery of such Inventory hereunder shall remain) manufactured, packaged, labeled, tested, stored and handled in accordance with all Applicable Laws, cGMPs, specifications (including release specifications as provided by Chimerix to Merck in writing prior to the Effective Date) and all applicable regulatory approvals, except as otherwise set forth on Schedule 3.2. Such Inventory is not adulterated or misbranded within the meaning of the Act and is not an article that could not, under the provisions of the Act, be introduced into interstate commerce. All such Inventory is free and clear of all encumbrances (including through lien, charge, security interest, mortgage, encumbrance or otherwise). The Inventory set forth on Schedule 3.2 constitutes all of the inventory of Compound and Product held by or on behalf of Chimerix or any of its Affiliates (including any such inventory held at any contract manufacturer).

6.3	Chimerix Further Representations, Warranties and Covenants

6.3.1	Chimerix Third Party License Agreements. Chimerix represents and warrants to Merck that it has provided to Merck in writing prior to the Effective Date a true, correct and complete copy of each of the Chimerix Third Party License Agreements, and each such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as each such Chimerix Third Party License Agreement is in effect as of the Effective Date. Chimerix further covenants and agrees that during the Term of this Agreement, (a) it will satisfy all of its obligations (including all payment obligations) under, and take all steps necessary to maintain in full force and effect, each of the Chimerix Third Party License Agreements, including taking all reasonable steps to ensure that all licenses granted thereunder remain in full force and effect (on an exclusive basis) and that the scope of such licenses (including with respect to all licensed Patent Rights and other intellectual property and all fields) are not reduced or limited in any way; (b) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 10.2), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify any of the

Chimerix Third Party License Agreements in any manner that would have an adverse effect on the Chimerix Patent Rights licensed to Merck hereunder or any other rights of Merck hereunder without the prior written consent of Merck; (c) it will provide Merck with prompt notice of any claim of a breach under any of the Chimerix Third Party License Agreements or notice of termination of any of the Chimerix Third Party License Agreements, made by either Chimerix or the counterparty to such Chimerix Third Party License Agreement (or any party acting on behalf of such counterparty); and (d) it will promptly send to Merck copies of all other material correspondence to or from the counterparty to any such Chimerix Third Party License Agreement related to such Chimerix Third Party License Agreement and related to the rights licensed Merck hereunder. For the purposes of clarity, Chimerix (and not Merck) shall be responsible for all of the financial and other obligations of Chimerix (and/or any of its Affiliates) under any of the Chimerix Third Party License Agreements, including any and all financial obligations thereunder with respect to Net Sales of Merck and its Related Parties.

6.4	Disclaimer

EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN NOT EXPRESSLY MADE IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAWS, INCLUDING WITH RESPECT TO THE COMPOUNDS, PRODUCTS, OR ANY TECHNOLOGY OR OTHER INTELLECTUAL PROPERTY LICENSED OR GRANTED UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 6.4 SHALL OPERATE TO LIMIT OR INVALIDATE ANY EXPRESS WARRANTY CONTAINED HEREIN OR ANY IMPLIED WARRANTY OF GOOD FAITH AND/OR FAIR DEALING.

Article 7
IP OWNERSHIP; PATENT PROVISIONS

7.1	Ownership of Collaboration Inventions; Know-How

7.1.1	Ownership. Inventorship of Collaboration Inventions shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Notwithstanding the foregoing, all right, title and interest in or to any and all Collaboration Inventions shall be determined in accordance with the following terms and conditions:

(a)	Chimerix Collaboration Inventions shall be owned solely by Chimerix;

(b)	Merck Collaboration Inventions shall be owned solely by Merck; and

(c)	Joint Collaboration Inventions shall be owned jointly by Chimerix and Merck.

7.1.2	Chimerix Rights in Lipid-Antiviral-Conjugate Technology. Subject to the rights and licenses granted to Merck hereunder with respect to the Lipid-Antiviral-Conjugate Technology solely as related to the Compound or Product, nothing in the provisions of this Agreement shall be construed as limiting Chimerix’s right to practice, transfer, license, assign (or otherwise exploit its rights with respect to) the Lipid-Antiviral-Conjugate Technology for the development and commercialization of compounds or products other than Compounds or Products (e.g., CMX001).

7.2	Filing, Prosecution and Maintenance of Patents for Collaboration Inventions

7.2.1	Joint Collaboration Inventions. With respect to Joint Collaboration Inventions, Merck shall have the first right to file patent applications for Joint Collaboration Inventions (in the name of both Merck and Chimerix) and thereafter prosecute and maintain Patent Rights for such Joint Collaboration Inventions. In connection therewith, Chimerix shall execute such documents and perform such ministerial acts as may be reasonably necessary for Merck to continue such prosecution or maintenance of Patent Rights claiming such Joint Collaboration Invention. Any and all of the expenses and costs incurred by Merck with respect to the filing of patent applications for, and the prosecution and maintenance of Patent Rights for, Joint Collaboration Inventions, shall be shared equally by the Parties. With respect to Patent Rights for a given Joint Collaboration Invention, Merck (i) may elect not to file, (ii) may elect not to file in a particular country (including electing not to validate in a particular country) and/or (iii) may elect not to maintain in a particular country; and in any such case, Merck shall provide Chimerix with at least thirty (30) days prior notice and Chimerix shall have the right, at its sole expense, to assume responsibility for such Patent Rights for such Joint Collaboration Invention (in the name of both Merck and Chimerix), including thereafter prosecuting, maintaining, and validating Patent Rights for such Joint Collaboration Invention to the extent Merck has elected not to do so (and Merck shall have no further obligations in connection therewith).

7.2.2	Chimerix Collaboration Inventions. With respect to Chimerix Collaboration Inventions, Chimerix shall have the first right, at its sole expense, to file patent applications for Chimerix Collaboration Inventions and thereafter prosecute and maintain Patent Rights for such Chimerix Collaboration Inventions. With respect to Patent Rights for a given Chimerix Collaboration Invention, Chimerix (i) may elect not to file, (ii) may elect not to file in a particular country (including electing not to validate in a particular country) and/or (iii) may elect not to maintain in a particular country; and in any such case, Chimerix shall provide Merck with at least thirty (30) days prior notice and Merck shall have the right (in its discretion and at its sole expense) to assume responsibility for such Patent Rights for such Chimerix Collaboration Invention, including thereafter prosecuting, maintaining, and validating Patent Rights for such Chimerix Collaboration Invention to the extent Chimerix has elected not to do so. In such event, Chimerix shall execute such documents and perform such ministerial acts, at Merck’s expense, as requested by Merck as may be reasonably necessary to, in a timely manner, allow Merck to make such filings and/or continue such prosecution, maintenance and validation. In such case, all of the expenses and costs incurred by Merck to fund such filing and/or continued prosecution and maintenance and validation of such Patent Rights shall be fully creditable against royalties due under Section 5.3 of this Agreement.

7.2.3	Right of Review and Consultation. In each of the foregoing cases with respect to Joint Collaboration Inventions and/or Chimerix Collaboration Inventions, as applicable, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Chimerix shall keep Merck advised of the status of the actual and prospective patent filings and, upon Merck’s request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Chimerix shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Chimerix Patent Rights or Joint Patent Rights for which Chimerix is responsible for the filing, prosecution and maintenance.

7.2.4	Merck Collaboration Inventions. Notwithstanding the foregoing provisions of this Section 7.2, Merck shall have the sole right, in its discretion, to file, prosecute and maintain Patent Rights claiming or covering Merck Collaboration Inventions (the “Merck Patent Rights”), and Chimerix shall have no rights in connection therewith.

7.3	Filing, Prosecution and Maintenance of Other Chimerix Patents; Option of Merck to Prosecute and Maintain Other Chimerix Patents

7.3.1	Chimerix Patent Rights Licensed from UC. The rights of the Parties set forth in Section 7.3.2 shall be subject the rights of UC under the UC License with respect to Chimerix Patent Rights Controlled by Chimerix through the UC License (the “Chimerix/UC Patent Rights”). Subject to the terms of the UC License, Chimerix agrees to keep Merck advised of the status of the actual and prospective patent filings within such Chimerix/UC Patent Rights and shall provide copies of all relevant documentation relating to the prosecution thereof, upon Chimerix’s receipt of the same from UC.

7.3.2	Chimerix Patent Rights (other than Chimerix Patent Rights for Chimerix Collaboration Inventions). With respect to Chimerix Patent Rights other than Chimerix Patent Rights for Chimerix Collaboration Inventions (which shall be handled pursuant to Section 7.2.2), Chimerix agrees to, and shall, file, prosecute and maintain in the Territory, upon consultation with Merck, all such other Chimerix Patent Rights. Chimerix shall keep Merck advised of the status of the actual and prospective patent filings with respect to such other Chimerix Patent Rights and shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings prior to the submission thereof. Merck shall have the right to review and comment on such filings and papers prior to the submission thereof, and Chimerix shall give due consideration to Merck’s comments. Chimerix shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Chimerix Patent Rights for which Chimerix is responsible for the filing, prosecution and maintenance. In the event Chimerix desires not to file, or to cease prosecution and/or maintenance of, any such other Chimerix Patent Rights, on a country-by-country basis in the Territory (at Chimerix’s discretion), Chimerix will give at least thirty (30) days prior notice to Merck, and Merck shall have the right (at Merck’s discretion), to file and/or take over the prosecution and maintenance thereof. If Merck elects to file and/or to continue such prosecution or maintenance, as applicable, Chimerix shall execute such documents and perform such ministerial acts at Merck’s expense as may be reasonably necessary to perform such filing, prosecution or maintenance. In such case, all of the expenses and costs incurred by Merck to fund such filing and/or continued prosecution and maintenance of such Chimerix Patent Rights shall be fully creditable against royalties due under Section 5.3 of this Agreement.

7.4	Interference, Opposition, Invalidation, Reexamination and Reissue

7.4.1	Interpretation. The Parties hereby acknowledge and agree that any Patent Rights with respect to Joint Collaboration Inventions filed by Merck in accordance with the foregoing Section 7.2.1 shall be considered “Merck Patent Rights” for purposes of this Section 7.4 and any Patent Rights with respect to Joint Collaboration Inventions filed by Chimerix in accordance with the foregoing Section 7.2.1 shall be considered “Chimerix Patent Rights” for purposes of the remaining provisions of this Section 7.4.

7.4.2	First Right with Respect to Chimerix Patent Rights. Chimerix shall, within ten (10) days of learning of such event, inform Merck of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Chimerix Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to the Chimerix Patent Rights, Chimerix shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding; provided that Chimerix shall consult with Merck with respect to any such action or proceeding and shall consider Merck’s positions in good faith. In the event that Chimerix elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Chimerix Patent Rights, the expenses thereof shall be borne solely by Chimerix. Subject to the rights of UC under the UC License with respect to the Chimerix/UC Patent Rights, Chimerix shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Chimerix Patent Rights (or otherwise initiate any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Chimerix Patent Rights) without the prior written consent of Merck, which consent shall not be unreasonably withheld, and Merck shall have the right to review and approve any submission to be made in connection with such proceeding, such approval not to be unreasonably withheld.

7.4.3	Right to Be Informed. Chimerix shall keep Merck informed of developments in any such action or proceeding involving the Chimerix Patent Rights, including the status of any settlement negotiations and the terms of any offer related thereto.

7.4.4	Back-Up Rights of Merck. Chimerix shall promptly inform Merck in the event that Chimerix elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to Chimerix Patent Rights, and in such case, subject to the rights of UC under the UC License with respect to the Chimerix/UC Patent Rights, Merck shall have the right to do so (in Merck’s discretion), at its cost and expense. In such case, Merck and Chimerix shall consult and cooperate fully to determine a course of action with respect to such action or proceeding. At the request of Merck, Chimerix will provide Merck with reasonable assistance that Merck may reasonably request (including that Chimerix will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to Chimerix Patent Rights in the event that Merck is unable to do so in its own name). All of the expenses and costs incurred by Merck shall be fully creditable against royalties due under Section 5.3 of this Agreement.

7.4.5	Merck Patent Rights. Notwithstanding the foregoing provisions of this Section 7.4, Merck shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to Merck Patent Rights, and Chimerix shall have no rights in connection therewith; provided, however, that at the request and sole expense of Merck, Chimerix will provide Merck with reasonable assistance that Merck may reasonably request.

7.5	Enforcement and Defense.

7.5.1	Interpretation. The Parties hereby acknowledge and agree that any Patent Rights with respect to Joint Collaboration Inventions filed by Merck in accordance with the foregoing Section 7.2.1 shall be considered “Merck Patent Rights” for purposes of this Section 7.5 and any Patent Rights with respect to Joint Collaboration Inventions filed by Chimerix in accordance with the foregoing Section 7.2.1 shall be considered “Chimerix Patent Rights” for purposes of the remaining provisions of this Section 7.5.

7.5.2	First Right to Enforce Relevant Chimerix Patent Claims. Chimerix shall give Merck, and Merck shall give Chimerix, notice of any infringement of any Chimerix Patent Rights, but only where such infringement relates to claims within the Chimerix Patent Rights which claim or cover the Compounds or Products or their use or manufacture (the “Relevant Chimerix Patent Claims”), that may come to Chimerix’s or Merck’s attention. Subject to the rights of UC under the UC License with respect to the Chimerix/UC Patent Rights, Merck shall have the first right (in its discretion) to initiate and prosecute any legal action for infringement of Relevant Chimerix Patent Claims against one or more Third Parties based on the manufacture, use, sale, offer for sale, import or export of one or more products which have as an active agent, a Tenofovir Diphosphate Converting Compound (including any Compound) (a “Product Infringement Action”), and in the name of Merck and/or Chimerix (as determined by Merck), or to control the defense of any declaratory judgment action relating to such Relevant Chimerix Patent Claim involved therein. For any such action, in the event that Merck is unable to initiate or prosecute such action solely in its own name, Chimerix will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any such action, Chimerix will provide reasonable assistance that Merck may reasonably request at Merck’s sole expense. In the event that Merck elects to initiate and prosecute an action as provided in this Section 7.5.2, any and all costs incurred by Merck in connection therewith, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne solely by Merck; provided that [...***...] of all Merck’s reasonable out-of-pocket legal costs shall be fully creditable against royalties due based upon the Net Sales of Products in any applicable country under Section 5.3 of this Agreement.

7.5.3	Back Up Right to Enforce Relevant Chimerix Patent Claims. Merck shall promptly inform Chimerix if it elects not to exercise such first right under Section 7.5.2 above, and Chimerix shall thereafter have the right to initiate and prosecute such Product Infringement Action or control the defense of such declaratory judgment action. In such case, Merck and Chimerix shall consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by Chimerix, to terminate any infringement of the Relevant Chimerix Patent Claims in such Product Infringement Action. To the extent legally permissible, Merck shall have the right to join and participate in such action at its own expense. Each Party shall have the right to be represented by counsel of its own choice. Any and all costs in connection therewith,

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including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne solely by Chimerix.

7.5.4	Cooperation and Consultation. In connection with the foregoing, each Party shall keep the other informed of developments in any action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. Neither Merck nor Chimerix shall settle any such action or proceeding set forth in the foregoing clauses 7.5.2 or 7.5.3 with respect to the Relevant Chimerix Patent Claims in a Product Infringement Action, as applicable, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

7.5.5	Recovery. Any recovery obtained by either or both Merck and Chimerix in connection with or as a result of any action contemplated by the foregoing provisions of this Section 7.5 with respect to Relevant Chimerix Patent Claims in a Product Infringement Action, whether by settlement or otherwise, shall be shared in order as follows:

(i)	on a pro rata and dollar for dollar basis, the recovery shall first be used to: (a) recoup all of Merck’s costs and expenses incurred in connection with the action, and (b) recoup all of Chimerix’s costs and expenses, including any payments to UC required by the UC License, incurred in connection with the action.

(ii)	then, to the extent possible, in the case where Merck is prosecuting such action, reimbursement dollar for dollar of any amounts of royalties withheld by Merck pursuant to Section 7.5.2; and

(iii)	the amount of any recovery remaining shall then be shared equally between the Parties, subject to any payments to UC required by the UC License.

7.5.6	Enforcement of Chimerix Patent Rights Against an Agent that is not a Tenofovir Diphosphate Converting Compound. Chimerix shall have the sole right to enforce Chimerix Patent Rights against a compound that is not a Tenofovir Diphosphate Converting Compound (including any Compound), based on the manufacture, use, sale, offer for sale, import or export of such compound, provided, however, that (i) Chimerix shall keep Merck informed of any such contemplated action, or developments in any action or proceeding, including the status of any settlement negotiations and (ii) Chimerix shall not settle or compromise any such action (or enter into any consent order for the settlement or compromise thereof) without the prior written consent of Merck, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement or compromise: (i) involves an admission of invalidity or limitation of the scope with respect to a Compound or enforceability of any Relevant Chimerix Patent Claim; and (ii) would impose any financial obligations on Merck or its Affiliates, or otherwise adversely impact Merck's rights, with respect to the Compound and/or the Product.

7.5.7	Patent Certification. Chimerix shall inform Merck of any certification regarding any Chimerix Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory, and Chimerix shall provide Merck with a copy of such certification within five (5) days of receipt. Chimerix’s and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.5.1 through 7.5.6 hereof; provided, however, that Merck may exercise its first right to initiate and prosecute any action (in accordance with Section 7.5.2) and shall inform Chimerix of such decision within ten (10) days of Chimerix’s receipt of the certification, after which time Chimerix shall have the right to initiate and prosecute such action; and provided, further, that if such certification pertains to any of the Chimerix/UC Patent Rights, then the foregoing five (5)-day and ten (10)-day notification periods shall be reduced to two (2) days and five (5) days, respectively, in order to permit Chimerix to comply with its notification obligations under the UC License. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.5.8	Merck Patent Rights. Notwithstanding the foregoing provisions of this Section 7.5, Merck shall have the sole right, in its discretion, to handle any action with respect to any infringement of Merck Patent Rights, and Chimerix shall have no rights in connection therewith. For any action with respect to any infringement of Merck Patent Rights, in the event that Merck is unable to initiate or prosecute such action solely in its own name, Chimerix will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, at the request and sole expense of Merck, Chimerix will provide Merck with reasonable assistance that Merck may reasonably request. As between the Parties, any recovery obtained in connection with or as a result of any action contemplated by this Section 7.5.8, whether by settlement or otherwise, shall be shall be retained solely by Merck. Merck shall also have the sole right, in its discretion, to handle any certification matter regarding any Merck Patent Rights pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory, and Chimerix shall have no rights in connection therewith.

7.6	Patent Term Extensions

Subject to the rights of UC with respect to the Chimerix/UC Patent Rights, as between the Parties, Merck shall have the exclusive right, but not the obligation, to seek, in Chimerix’s name if so required, patent term extensions or supplemental patent protection in any country in the Territory in relation to all Chimerix Patent Rights. Merck and Chimerix shall reasonably cooperate in connection with such activities. In the event that elections with respect to obtaining such patent term restoration are to be made, subject to the rights of UC with respect to the Chimerix/UC Patent Rights, Merck shall have the right to make the election and Chimerix agrees to abide by such election; provided that Merck shall consider any comments of Chimerix with respect thereto in good faith.

7.7	Third Party Infringement Suits

Without limiting Merck’s rights under Sections 5.3.7, 5.8 and 9.2, in the event that a Third Party sues, or otherwise brings a claim against, Merck (or any of its Related Parties) alleging that the making, having made, using, selling, offering for sale, exporting or importing Compound(s) or Product(s) infringes or will infringe any Patent Rights or other intellectual property rights of such Third Party, then Merck may elect to defend such suit. Merck shall have the right to apply [...***...] of the expenses incurred by Merck (or its Related Party) in connection with defending such suits against the royalties due Chimerix hereunder; but only to the extent such suits are not solely related to the manufacture, use, sale or offer for sale or import of any Other Actives and provided that in no event shall such royalties be reduced by more than [...***...] of the amount otherwise owed in any given Calendar Quarter (provided, however, that if Merck is not able to fully recover the amounts as a result of the foregoing restriction, then Merck shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount, subject to such [...***...] cap for any such future Calendar Quarters).

7.8	UC License

To the extent the rights of Merck under this Article 7 are subject to the terms of the UC License with respect to the Chimerix/UC Patent Rights, Chimerix agrees to use its reasonable efforts to facilitate interactions between UC and Merck so as to allow for Merck to exercise its rights as set forth in this Article 7, and Chimerix agrees to reasonably consult and cooperate with Merck and UC in connection therewith.

Article 8
TERM AND TERMINATION

8.1	Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3 below, this Agreement shall continue in full force and

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effect on a Product-by-Product and country-by-country basis until expiration of all Merck royalty obligations hereunder with respect to such Product in such country. The period from the Effective Date until the date of expiration or earlier termination of this Agreement in its entirety, or as the case may be, until the date of the expiration or earlier termination of this Agreement in part with respect to a given Product on a country-by-country basis, shall be referred to herein as the “Term”. Upon expiration of the Term, Merck’s licenses pursuant to Section 2.1 and Section 2.2 shall become a fully paid-up, perpetual, irrevocable licenses.

8.2	Termination by Merck

Merck shall have the right to terminate this Agreement at any time in its sole discretion either in its entirety or on a Region-by-Region basis. Any termination under this Section 8.2 shall be accomplished by Merck giving ninety (90) days’ advance written notice to Chimerix (provided, however that Merck shall have the right to terminate this Agreement with respect to a given Product immediately upon written notice to Chimerix in the event that Merck has a safety concern with respect to such Product, which safety concern either (i) has been demonstrated or evidenced by the FDA or applicable Regulatory Authority or (ii) has otherwise been reasonably determined by Merck and Merck has provided evidence of such safety concern to Chimerix (each, a “Safety Termination”)). The effects of termination as set forth in Sections 8.4(b) and (c) shall apply upon Merck’s termination under this Section 8.2; provided, however, that in the event that this Agreement is terminated only with respect to a given Region pursuant to this Section 8.2, then such effects of termination shall only apply with respect to such terminated Region.

8.3	Termination for Cause

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the Term of this Agreement:

(a)	upon written notice by either Party if the other Party is in breach of its material obligations hereunder, and has not cured such breach within ninety (90) days after notice requesting cure of the breach (except for any breach based upon failure to pay any amount when due hereunder, which shall have a cure period of thirty (30) days); provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) (or thirty (30), as applicable) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 10.6 hereof; provided further, however, that notwithstanding the foregoing, it is agreed that termination pursuant to this Section 8.3.1(a) shall be on a Product-by-Product and Region-by-Region basis to which the material breach relates, as applicable, and that the non-breaching Party cannot terminate this Agreement under this Section 8.3.1(a) with respect to non-affected Products and/or non-affected Regions, as applicable (and the effects of termination as set forth in Section 8.4 shall only apply with respect to such terminated Product and/or Region, as applicable). Notwithstanding the foregoing, any failure to use Commercially Reasonable Efforts to develop a Product for Indications other than the HIV Indication as required under Section 3.3.1 shall not be deemed to be a breach of Merck’s material obligations under this Agreement which is subject to termination of this Agreement (in whole or in part) under this Section 8.3.1(a), and any breach of such obligation shall be subject only to those financial remedies available at law (if any); or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.4	Effect of Early Termination

(a)	If Merck terminates this Agreement under Section 8.3.1(a), then (i) Merck’s licenses pursuant to Sections 2.1 and 2.2 shall survive and shall become perpetual, irrevocable licenses; provided, however, that Merck shall continue to be obligated to pay the milestone and royalty amounts under Sections 5.2 and 5.3 for the terminated Product and/or Region, as applicable, that would otherwise have been payable under the terms of this Agreement during its Term; provided further, however, that such amounts shall be reduced to [...***...] of the amount that would otherwise have been payable under the terms of this Agreement during its Term and (ii) except with respect to the reduced royalties and milestones as provided in the foregoing clause (i), no further payments of any kind shall be owed to Chimerix on account of the Products or Regions for which this Agreement was terminated, other than any share of any potential recovery in the case of infringement litigation as and to the extent provided under Article 7, or any amounts owed Chimerix pursuant to the indemnification provisions of Article 9. In addition, Chimerix shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to Merck all Confidential Information relating to the terminated Product and/or Region, as applicable, delivered or provided by Merck and all copies thereof. For clarity, the effects of termination under this Section 8.4(a) shall only apply with respect to the terminated Product and/or Region, as applicable, to which Chimerix’s uncured material breach relates.

(b)	If Chimerix terminates this Agreement under Section 8.3.1(a) or Merck terminates this Agreement under Section 8.2, except as provided for

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below, each Party shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to the other Party all Confidential Information relating to the terminated Product and/or Region, as applicable, of the other Party provided by such other Party and all copies thereof (provided, however, that receiving Party may keep one copy of Confidential Information received from the other Party in its confidential files for record purposes).

In addition, if Chimerix terminates this Agreement under Section 8.3.1(a) or Merck terminates this Agreement under Section 8.2, Merck’s licenses pursuant to Sections 2.1 and 2.2 as they relate to the terminated Product and/or Region, as applicable, shall terminate as of such termination date, and Merck shall (except in the case of a Safety Termination, in which case the following provisions of Section 8.4(b)(i) through (v) shall not apply), promptly after such termination:

(i)          transfer and assign to Chimerix (or to an Affiliate designated by Chimerix) ownership of all Marketing Authorizations (in each case, to the extent transferable) obtained hereunder, in each case, that relate solely and exclusively to the terminated Product in the terminated Region, as applicable (but excluding any Marketing Authorizations that relate to Combination Products (including fixed-dose combination products)) owned by, and in the possession of, Merck or its Affiliates, and, if such Marketing Authorizations have not been obtained by Merck or its Affiliates as of the date of termination, Merck shall inform Chimerix of the status of any such regulatory filings in progress and provide to Chimerix any such regulatory filings in progress prepared by Merck or its Affiliates, provided that such applications are provided on an “as is” basis;

(ii)          deliver to Chimerix copies of the material clinical data and material adverse event reports (including all such material adverse event reports contained in Merck’s or its Affiliates’ regulatory and/or safety databases) generated hereunder and owned by Merck or its Affiliates, which is in Merck’s or its Affiliates’ possession (and in the same form in which Merck or its Affiliates maintains such data or reports, as applicable), in each case, relating solely and exclusively to the terminated Product in the terminated Region, as applicable (but excluding any of the foregoing that relate to Combination Products (including fixed-dose combination products)); but in all cases, solely to the extent that such material data and reports are necessary for Chimerix to develop and commercialize the specific form of the terminated Product that is in clinical development or is being commercialized by Merck or its Affiliates as of the effective date of such termination;

(iii)          deliver to Chimerix, in the same form in which Merck maintains such items, copies of the material regulatory correspondence generated hereunder and owned by Merck or its Affiliates, which is in Merck’s or its Affiliates’ possession relating solely and exclusively to the pre-clinical and clinical development of the terminated Product in the terminated Region, as applicable (but excluding any correspondence that relates to Combination Products (including fixed-dose combination products); but in all cases, solely to the extent that such material regulatory correspondence is necessary for Chimerix to develop and commercialize for the specific form of the terminated Product that is in clinical development or is being commercialized by Merck or its Affiliates as of the effective date of such termination;

The following clauses (iv) and (v) shall only apply with respect to terminations which are effective after the Initiation of a Phase II Clinical Trial by Merck with respect to the applicable Product hereunder for which this Agreement is being terminated:

(iv) subject to Section 8.4(c), deliver to Chimerix all remaining Inventory (if any, and to the extent applicable), and inventory of cGMP and non-cGMP bulk terminated Product, in each case, generated hereunder and relating solely and exclusively to the terminated Product in the terminated Region, as applicable, in each case owned by Merck (or its Affiliate) and which is in Merck’s (or its Affiliates) possession or control, but excluding, in all cases, any of the foregoing that relate to Combination Products (including fixed-dose combination products)). In connection therewith, Chimerix shall pay to Merck, within thirty (30) days after invoice therefor, an amount equal to Merck’s (or its Affiliate’s, as applicable) fully burdened costs of goods sold for such inventory (including Inventory) plus a mark-up of [...***...]; and

(v) upon written request of Chimerix (which written request must be made by Chimerix to Merck within thirty (30) days after such termination), grant (and hereby grants) to Chimerix a non-exclusive license in the terminated Region, as applicable, with the right to sublicense (through multiple tiers of sublicenses), under all of Merck’s (and its Affiliates’) right, title and interest in and to those Merck Collaboration Inventions which are Controlled by Merck or its Affiliates as of the effective date of such termination and which are actually incorporated into the terminated Product as of the date of such termination, solely for Chimerix to develop, manufacture, use and sell the terminated Product in the Field in the terminated Regions, as applicable; provided, however, that the foregoing license is only for the specific form of the terminated Product that is in clinical development or is being commercialized by Merck or its Affiliates as of the effective date of such termination.

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Notwithstanding the foregoing, the foregoing license grant shall exclude any Merck Collaboration Inventions and/or any other intellectual property related to any Combination Product (including fixed-dose combination products). In partial consideration of the foregoing license grant, Chimerix shall be required to pay to Merck royalties on Products in accordance with Section 5.3, mutatis mutandis, at the following rates:

(i) where such termination occurred following Initiation of the first Phase II Clinical Trial, but prior to Initiation of the first Phase III Clinical Trial, a royalty on Chimerix’s (and any of its Affiliate’s and sublicensee’s) Net Sales, at the rate equal to [...***...] of the amount that would otherwise have been payable under Section 5.3 by Merck (i.e., [...***...] of Net Sales);

(ii) where such termination occurred following Initiation of the first Phase III Clinical Trial, but prior to receipt of approval of the first NDA for the applicable Product anywhere in the Territory by the applicable Regulatory Authority, a royalty on Chimerix’s (and any of its Affiliate’s and sublicensee’s) Net Sales at the rate equal to [...***...] of the amount that would otherwise have been payable under Section 5.3 by Merck (i.e., [...***...] of Net Sales); and

(iii) where such termination occurred following receipt of approval of the first NDA for the applicable Product anywhere in the Territory by the applicable Regulatory Authority, a royalty on Chimerix’s (and any of its Affiliate’s and sublicensee’s) Net Sales at the rate equal to [...***...] of the amount that would otherwise have been payable under Section 5.3 by Merck (i.e., [...***...] of Net Sales).

For purposes of clarity, in determining the royalty payments due by Chimerix, such royalty payments shall be calculated in accordance with Section 5.3, mutatis mutandis, provided that, (i) references to Net Sales shall refer to Net Sales of the applicable terminated Product by Chimerix and its Affiliates and their respective sublicensees in the Field and in the terminated countries (or Regions, as applicable), (ii) references to First Commercial Sale shall refer to the First Commercial Sale of the applicable Product in the applicable terminated country by Chimerix (or its Affiliate or sublicensee), (iii) references to Related Parties shall refer to Chimerix, its Affiliates and their respective sublicensees, and (iv) references to Valid Patent Claim shall refer to Valid Patent Claims under (x) the Chimerix Patent Rights or (y) any Patent Rights licensed to Chimerix hereunder (if any), in each case, as applicable. In connection with the calculation and

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payment of the foregoing royalties, Chimerix shall comply with, and shall be entitled to the rights under, the provisions of Sections 5.3 (including reductions allowed under Sections 5.3.6, 5.3.7 and 5.3.8), 5.4, 5.5, 5.6 and 5.7, mutatis mutandis, and for clarity, Merck shall have the rights of the party receiving such payments as set forth in such Sections (including the right to audit as set forth in Section 5.5), mutatis mutandis. In addition to payment of the foregoing royalties, in the event that Merck (or any of its Affiliates) is required to pay a Third Party(ies) any license fees or other payments as a result of the licenses granted to Chimerix under this Section 8.4(b)(v), then Chimerix shall reimburse Merck for such amounts within thirty (30) days after issuance by Merck of an invoice therefor. In connection with any such payments, Chimerix shall provide to Merck such reasonably necessary information (including Net Sales information) related to the applicable terminated Products as Merck may reasonably request in order to determine the amounts of such payments owed to such Third Party and to report the relevant information to such Third Party.

Notwithstanding the foregoing provisions of Sections 8.4(b)(i) through (v), any good faith, inadvertent failure by Merck to provide data, information, correspondence or other item to Chimerix shall not be a breach of Merck’s obligations under this Section 8.4(b). For clarity, the foregoing items (i) through (v) shall only apply as they relate to the terminated Product and/or Region, as applicable. All of the foregoing items provided by Merck (or its Related Parties, as applicable) pursuant to this Section 8.4(b) shall be provided on a one-time basis and on an “as-is” basis, and shall only be provided as they exist as of the effective date of termination. Chimerix shall provide reasonable assistance to Merck in connection with the transfer and delivery of the foregoing items.

(c)	Notwithstanding the foregoing, upon termination of this Agreement by Merck pursuant to Section 8.2, or by Chimerix pursuant to Section 8.3.1(a), the licenses set forth in Sections 2.1 and 2.2 shall become non-exclusive and survive for a period of twelve (12) months solely in order for Merck and its Affiliates, Related Parties, sublicensees and distributors, at their discretion, during such twelve (12) month period immediately following the effective date of termination, to finish any Product related manufacturing work-in-progress and to sell such Products and any other Products or Compound remaining in inventory, in accordance with the terms of this Agreement (including amounts payable by Merck to Chimerix pursuant to Section 5.3), in each case, utilizing such licenses. For clarity, the foregoing shall only apply as they relate to the terminated Product and/or Region, as applicable.

(d)	If this Agreement is terminated by Merck pursuant to Section 8.3.1(b), then the provisions of Section 8.4(a) shall apply, and in addition, if such termination is due to the rejection of this Agreement by or on behalf of Chimerix under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Chimerix to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Chimerix under the Code, Merck shall be entitled to a complete duplicate of, or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Merck, unless Chimerix elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Chimerix upon written request therefore by Merck.

The foregoing provisions of Section 8.4(d) are without prejudice to any rights Merck may have arising under the Code or other Applicable Law.

8.5	Effect of Expiration or Termination; Survival

(a)	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Each Party shall pay all amounts then due and owing as of the expiration or termination date. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. In case of partial termination of this Agreement where termination is only with respect to one or more of the countries, Regions and/or Products in the Territory, then the consequences of termination described under this Article 8 shall only apply to the countries, Regions and/or Products terminated.

(b)	The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years; provided, however, that if Merck terminates this entire Agreement under Section 8.2, or Chimerix terminates this entire Agreement under Section 8.3.1(a) or Section 8.3.1(b), Sections 4.2 and 4.3 shall terminate. In addition, the provisions of Articles 1 (as necessary for the interpretation of other surviving provisions) and 10, and Sections 5.4, 5.5, 5.6, 5.7, 5.8,

6.4, 7.1, 8.1, 8.4, 9.1 through 9.4, and this Section 8.5, shall survive any expiration or termination of this Agreement.

Article 9
INDEMNIFICATION; LIMITATION ON LIABILITY

9.1	Indemnification by Merck

Merck hereby agrees to indemnify, hold harmless and defend Chimerix, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Chimerix Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental or private, arising out of or relating to (i) the breach of any of Merck’s covenants, representations or warranties under this Agreement, (ii) the research, development, manufacture, use, sale or other disposition of any Compound or Product by Merck, or (iii) the negligence or willful misconduct by Merck, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement; provided, however, that Merck shall not be required to indemnify, hold harmless or defend any Chimerix Indemnified Party against any claim to the extent that Chimerix has an obligation to indemnify the Merck Indemnified Parties under Sections 9.2(i) or (iii).

9.2	Indemnification by Chimerix

Chimerix agrees to indemnify, hold harmless and defend Merck, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Merck Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental or private, arising out of or relating to (i) the breach of any of Chimerix’s covenants, representations or warranties under this Agreement, (ii) the research, development, manufacture, use, sale or other disposition of any Compound or Product by Chimerix, or (iii) the negligence or willful misconduct by Chimerix, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement; provided, however, that Chimerix shall not be required to indemnify, hold harmless or defend any Merck Indemnified Party against any claim to the extent that Merck has an obligation to indemnify the Chimerix Indemnified Parties under Sections 9.1(i) or (iii).

9.3	Procedure

If either Party is seeking indemnification under Section 9.1 or 9.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the

Indemnified Party’s rights to indemnification under, as applicable, Section 9.1 or 9.2, except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Section 9.1 or 9.2 to any claim, pending resolution of the dispute pursuant to Section 10.6, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 9.1 or 9.2 upon resolution of the underlying claim.

9.4	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS) ARISING FROM OR RELATING TO THIS AGREEMENT (INCLUDING BREACH OF THIS AGREEMENT) OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO AND SHALL NOT LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2.

9.5	Insurance

Each Party shall procure and maintain insurance, including product liability insurance (or self-insure), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self insurance which materially adversely affects the rights of the other Party hereunder.

Article 10

MISCELLANEOUS

10.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2	Assignment/Change of Control

Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Notwithstanding the foregoing, Merck may, without Chimerix’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) a Merck Affiliate (provided that Merck shall remain fully liable under this Agreement) or (ii) in connection with a Change of Control of Merck. Chimerix may, without Merck’s consent, assign this Agreement and its rights and obligations to (a) a Chimerix Affiliate (provided that Chimerix shall remain fully liable under this Agreement) or (b) in connection with a Change of Control of Chimerix; provided, however, that Chimerix must notify Merck upon completion of any such Change of Control, and Merck shall have the right (but not the obligation), at any time during the six (6) months after receipt of such notice, to elect any one or more of the following options: (X) require Chimerix, including its acquiring party, to adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of all Confidential Information of Merck and its Affiliates and other information with respect to the development and commercialization of Compounds or Products (the “Sensitive Information”) beyond Chimerix personnel having access to and knowledge of Sensitive Information prior to the Chimerix Change of Control, and to control the dissemination of Sensitive Information disclosed after the Chimerix Change of Control, which procedures shall include reasonable restrictions on the scope of any Sensitive Information to be provided by Merck; (Y) terminate Chimerix’s involvement on the Committee; and/or (Z) limit Merck’s obligation to provide any reports hereunder to providing just royalty reports pursuant to Article 5 with respect to Merck’s total worldwide royalty obligations. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 10.2 shall be void.

10.3	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Chimerix, to:	Chimerix, Inc.
2505 Meridian Parkway
Suite 340
Durham, NC 27713
Attn: Corporate Counsel
Facsimile No.: (919) 806-1146

and:	Cooley LLP
4401 Eastgate Mall
San Diego, California 92121-1909
Attn: Jason Kent
Facsimile No.: (858) 550-6420

If to Merck, to:	Merck Sharp & Dohme Corp.
One Merck Drive
P.O. Box 100, WS 3A-65
Whitehouse Station, NJ 08889-0100
Attn: Office of Secretary
Facsimile No.: (908) 735-1246

and:	Merck Sharp & Dohme Corp.
One Merck Drive
P.O. Box 100, WS 2A-50
Whitehouse Station, NJ 08889-0100
Attn: Chief Licensing Officer
Facsimile No.: (908) 735-1201

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

10.5	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States, without reference to any rules of conflict of laws or renvoi.

10.6	Dispute Resolution

10.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The Parties shall not be obligated to select arbitrators from the AAA panel of arbitrators. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

10.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

10.6.4	Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

10.6.5	The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

10.6.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.7	Entire Agreement; Amendments

This Agreement together with the Schedules hereto contains the entire understanding of the Parties with respect to the subject matter hereof, including the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with regard to the subject matter hereof, including the licenses granted hereunder, are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

10.8	Headings and Interpretation

The captions to the several Articles and Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term shall not be limiting and such term shall be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” shall not be construed as exclusive, and (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2.”, and references to “Article 2” or “Section 2.2.” would refer to material contained in the subsection described as “Section 2.2.2”).

10.9	Business Day Requirements

In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

10.10	Independent Contractors

It is expressly agreed that Chimerix and Merck shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Chimerix nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.11	Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

10.12	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.13	Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a scanned copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

10.15	Further Actions

Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.16	No Third Party Rights

The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

10.17	Expenses

Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

10.18	Extension to Affiliates

Merck shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates (so long as it remains an Affiliate). All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Merck. Merck shall remain fully liable for any acts or omissions of such Affiliates.

[Remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and Exclusive License Agreement as of the date first set forth above.

MERCK SHARP & DOHME CORP.

By:	/s/ Kenneth C. Frazier
Name: Kenneth C. Frazier
Title: Chief Executive Officer and President

CHIMERIX, INC.

By:	/s/ Kenneth I. Moch
Name: Kenneth I. Moch
Title: President and Chief Executive Officer

SIGNATURE PAGE TO COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

Schedule 1.11

Chimerix Patent Rights

[See Attached]

Country	Status	Application No.	Effective Filing Date	Patent No.	Issue Date	Owner
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested

Country	Status	Application No.	Effective Filing Date	Patent No.	Issue Date	Owner
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]

***Confidential Treatment Requested

Country	Status	Application No.	Effective Filing Date	Patent No.	Issue Date	Owner
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]
[...***...]	[...***...]	[...***...]	[...***...]			[...***...]

***Confidential Treatment Requested

Schedule 1.18

Other Chimerix Tenofovir Diphosphate Converting Compounds

HDP-(R)-PMPA (CMX157)
[...***...]
[...***...]
[...***...]

***Confidential Treatment Requested

Schedule 1.53

Proof of Concept – Success Criteria

[See Attached]

Demonstration of Proof of Concept for Compound

Overview:

Proof of Concept for CMX157 shall be based on the outcome of a two part clinical study establishing an effective, safe, commercially acceptable dose of CMX157 suitable for [...***...], as well as on [...***...] and will be supported by establishing a suitable formulation.

Overall Success Criteria:

CMX157 must achieve all three goals: Clinical, Toxicology, and Formulation to have met Success Criteria for Proof of Concept.

•	Clinical goal: [...***...] with suitable [...***...] to proceed to [...***...]. Doses identified in the [...***...] will be compared to criteria established by [...***...] of [...***...] directed at [...***...]
•	Toxicology goal: CMX157 must be shown to have an acceptable [...***...] in[...***...][...***...] to support [...***...].
•	Formulation goal: CMX157 can be administered as [...***...] in [...***...] or [...***...] with an image size no larger than that of [...***...].

Study:

Part 1: evaluation of the potential for [...***...].

•	Primary outcome parameter: [...***...]
•	Subjects: [...***...], [...***...] ]individuals [...***...]; [...***...] subjects per group
•	Dose: highest dose that is found to be safe in [...***...]
•	Treatment duration: [...***...]
•	Design: [...***...], [...***...], [...***...], [...***...] study:
o	[...***...]: [...***...]
o	[...***...]: [...***...]
o	[...***...]: [...***...]
•	Timeline: [...***...]

Outcomes:

•	Scenario 1:
o	Endpoint 1: [...***...] as defined in the [...***...] at [...***...] equal to or greater [...***...] at [...***...] and a posterior probability of at least [...***...] to rule out a difference no larger than [...***...] change from baseline between groups [...***...].

***Confidential Treatment Requested

▪	Endpoint met: [...***...]should be conducted to establish [...***...] dose for [...***...].
•	Next Step: Go to [...***...]
o	Endpoint not met: [...***...].

•	Scenario 2:
o	Endpoint 2: [...***...] as defined in the [...***...] at [...***...] equal to or greater than [...***...] and a posterior probability of at least [...***...] to rule out a difference no larger than [...***...] change from baseline between groups [...***...] AND a posterior probability of at least [...***...] to rule out a difference of no larger than [...***...] change from baseline between groups at [...***...].

▪	Endpoint 2 is met: provides evidence for [...***...] for [...***...] post dosing and supports use of [...***...] to achieve [...***...].
•	Next Step: compare [...***...] and [...***...] for [...***...] or [...***...]:
o	Endpoint: [...***...] as defined in the [...***...] and [...***...] [...***...] after last [...***...] equal to or greater than [...***...] and a posterior probability of at least [...***...] to rule out a difference no larger than [...***...] change from baseline between groups [...***...]
▪	Endpoint met: [...***...] supports [...***...]
•	Next Step: Go to [...***...]
▪	Endpoint not met: [...***...].

•	If neither Scenario 1 nor Scenario 2 endpoints are met: [...***...]. Merck option remains to continue development to further [...***...] and [...***...]

Part 2: [...***...]

[...***...], [...***...] and [...***...] guided by [...***...]

***Confidential Treatment Requested

Schedule 3.2

Inventory

Inventory Description	Quantity

cGMP CMX157:

CMX157 cGMP
Lot	Form	Manufacturer	# Containers	Amount
CMX157-CTM-002	[...***...]	[...***...]	[...***...]	[...***...]
CMX157-021	[...***...]	[...***...]	[...***...]	[...***...]kg

non-cGMP CMX157 API:

CMX157
Lot	Form	Manufacturer	# Containers	Grams
004	[...***...]	[...***...]	[...***...]	[...***...]
008	[...***...]	[...***...]	[...***...]	[...***...]
011	[...***...]	[...***...]	[...***...]	[...***...]
013	[...***...]	[...***...]	[...***...]	[...***...]
018	[...***...]	[...***...]	[...***...]	[...***...]
022	[...***...]	[...***...]	[...***...]	[...***...]
024	[...***...]	[...***...]	[...***...]	[...***...]
025	[...***...]	[...***...]	[...***...]	[...***...]
026	[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested

Schedule 3.3.2

Initial Development Plan for the development of the Product for the HIV Indication

[See Attached]

Plan is for informational purposes only and the activities and dates are subject to change by Merck (itself or through the JSC)

Agreed-to in principle [...***...]

CLINICAL
Phase I	FPFV	LPLV	Sample Size
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]

[...***...] studies (parallel to Phase 2/3)
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]
[...***...]

Phase Ib – Description	FPFV	LPLV	Sample Size
[...***...]
[...***...]			[...***...]
	[...***...]	[...***...]
	[...***...]	[...***...]

Phase 2 – Description
[...***...]	[...***...]	[...***...]	[...***...]

Phase III – Description	FPFV	LPLV	Estimate size
Phase III programs and/or sample size may change due to additional assessment and health authority input

[...***...]	TBD	TBD	[...***...]

Additional Clinical Studies (Phase II and III)	FPFV	LPLV	Estimate size
TBD

TOXICOLOGY / PHARMACOLOGY/Preclinical	Start	Finish
[...***...]
[...***...]	TBD	TBD
[...***...]	TBD	TBD
[...***...]	TBD	TBD
[...***...]	TBD	TBD
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Schedule 4.4

Form of Press Release

[See Attached]

CHIMERIX SIGNS WORLDWIDE LICENSE AGREEMENT WITH MERCK FOR CMX157, A NOVEL CANDIDATE FOR THE TREATMENT OF HIV

RESEARCH TRIANGLE PARK, NC – July 24, 2012 – Chimerix, Inc. today announced the execution of a license agreement granting Merck, known as MSD outside the United States and Canada, exclusive worldwide rights to CMX157, Chimerix’s novel lipid acyclic nucleoside phosphonate currently being evaluated to treat HIV infection.

Under the terms of the agreement, Merck receives an exclusive worldwide license and will be responsible for development and commercialization of CMX157, an investigational oral nucleoside reverse transcriptase inhibitor (NRTI). Chimerix will receive a $17.5 million upfront payment and will be eligible to receive up to $151 million in milestones, as well as royalties on future sales.

“This agreement is a significant milestone in Chimerix’s mission of developing best-in-class therapies for major unmet medical needs based on our lipid technology platform,” said Kenneth I. Moch, President and CEO of Chimerix. “Merck is the ideal collaborator to develop this drug and help us to maximize the potential of CMX157, given its commitment to its HIV franchise. The value created through the licensure of CMX157 will help us continue to advance our lead compound, CMX001, through its critical Phase 3 trial, for which we currently plan to begin enrolling patients early next year."

"Merck is committed to bringing forward new treatment options for patients with HIV/AIDs," said Daria Hazuda, Vice President and Worldwide Discovery Head for Infectious Diseases, Merck Research Laboratories. "We look forward to working closely with Chimerix to advance development of this NRTI candidate."

About CMX157

CMX157 is a novel lipid acyclic nucleoside phosphonate that delivers high intracellular concentrations of the active antiviral agent tenofovir diphosphate. CMX157 is more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies, which may allow activity against tenofovir-resistant viruses (e.g., K65R), and against HBV. CMX157's novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects. CMX157 has completed a Phase 1 clinical trial in healthy volunteers, demonstrating a favorable safety, tolerability and drug distribution profile.

About Chimerix

Chimerix is developing novel oral antiviral therapeutics with the potential to improve quality of life for patients in multiple settings, including transplant, oncology, acute care and global health. The company’s proprietary lipid technology has given rise to two clinical stage compounds, CMX001 and CMX157, which have demonstrated the potential for enhanced activity, bioavailability and safety compared to currently approved drugs.

Chimerix’s lead compound, CMX001, is a broad spectrum lipid acyclic nucleoside phosphonate that inhibits double-stranded DNA (dsDNA) viruses including cytomegalovirus (CMV), adenovirus, BK virus, herpes simplex virus and variola (smallpox). CMX001 has completed Phase 2 clinical development for the prophylaxis of CMV and is in Phase 2 development for the preemption and treatment of adenovirus infection in hematopoietic stem cell transplant (HSCT) recipients. To date, more than 750 patients have been dosed with CMX001 in controlled clinical trials and open-label treatment protocols. Antiviral activity from completed and ongoing studies, coupled with the lack of myelotoxicity and nephrotoxicity that are associated with currently available therapies, indicate that CMX001 has the potential to improve outcomes for stem cell and solid organ transplant recipients. Chimerix has completed an End of Phase 2 meeting with the FDA for CMX001 and is preparing to initiate Phase 3 clinical development of CMX001 for the prophylaxis of CMV in HSCT recipients.

Led by an experienced antiviral drug development team, Chimerix is also leveraging its lipid technology and novel chemical library to pursue new treatments for other areas of high unmet medical need. For additional information on Chimerix, please visit http://www.chimerix.com.

# # #

Chimerix Media Contacts:

Rebecca Heath, 919.972.7124

Elizabeth Kelly, 919.972.7109

Schedule 6.2(o)

Compound Research and Development

CMX157 001 Phase I Clinical Trial

Schedule 6.2(p)

List of Active Material Transfer Agreements

1.	Public Health Service Material Transfer Agreement between Chimerix, Inc. and [...***...] dated February 7, 2012.

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